 Exhibit (a)(1)(i)
Offer to Purchase
 by
 Truett-Hurst, Inc.
Up to 1,000,000 Shares of Its Class A Common Stock
At a Cash Purchase Price of  $2.40 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FEBRUARY 11, 2019, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Truett-Hurst, Inc., a Delaware corporation (the “Company,” “Truett-Hurst,” “we,” “us” or “our”), invites our stockholders to tender up to 1,000,000 shares of our Class A common stock, $0.001 par value per share (the “Shares”), including Shares issued upon exchange of limited liability company interests of H.D.D., LLC (the “LLC” and such limited liability company interests, the “LLC Units”), for purchase by us at a price of  $2.40 per Share (such purchase price, the “Purchase Price”), to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal,” which together with this Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”). By submitting a Letter of Transmittal, a holder electing to tender Shares issued upon exchange of LLC Units will be deemed to have exchanged its LLC Units into Shares, subject to acceptance by the Company of such Shares in the Offer, immediately prior to the Expiration Date and pursuant to the terms of the Exchange Agreement, dated as of June 19, 2013, by and among the Company and holders of the LLC Units (the “Exchange Agreement”), and the Third Amended and Restated Operating Agreement of the LLC, dated as of June 19, 2013 (the “LLC Agreement”).
Upon the terms and subject to the conditions of the Offer, if up to 1,000,000 Shares are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the Purchase Price, less any applicable withholding taxes and without interest. Only Shares properly tendered, and not properly withdrawn, will be purchased. We may not purchase all of the Shares tendered if more than 1,000,000 Shares are properly tendered and not properly withdrawn, because of proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase. Shares not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Date. We reserve the right, in our sole discretion, to change the per Share purchase price and to increase or decrease the aggregate value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.
We could purchase 1,000,000 Shares if the Offer is fully subscribed, which would represent approximately 22% of our issued and outstanding Shares and 14% of our issued and outstanding Shares (including Shares issuable upon exchange of the LLC Units) as of January 7, 2019.
THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.
The Shares are listed and traded on The Nasdaq Capital Market (“NASDAQ”) under the trading symbol “THST.” On January 11, 2019, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $1.81 per Share and the 90 day weighted average price of the Shares as of January 11, 2019 was $2.00 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.
If you have questions or need assistance, you should contact the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
Offer to Purchase dated January 14, 2019

IMPORTANT
The SPECIAL COMMITTEE OF THE Company’s Board, COMPRISED OF INDEPENDENT DIRECTORS, believes that the Offer taken as a whole is procedurally and substantively fair to OUR STOCKHOLDERS, INCLUDING the unaffiliated STOCKholders of the Company. THIS DETERMINATION WAS BASED ON SEVERAL FACTORS, INCLUDING THE Fairness OPINION OF mht Securities lp (“MHT”). HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE SPECIAL COMMITTEE, MHT, D.F. King & Co., Inc., THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR American Stock Transfer & Trust Company, LLC, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE SPECIAL COMMITTEE, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.
The Company’s directors and executive officers, as well as the Company’s affiliates, who own Shares and/or LLC Units may participate in the Offer on the same basis as the Company’s other securityholders. Spencer Grimes, a former member of the Company’s Board of Directors who resigned on January 4, 2019, and certain of his affiliates, have indicated that they intend to participate in the Offer. The Company does not presently know whether their directors, executive officers and affiliates, other than Mr. Grimes and his affiliates, intend to tender their beneficially owned Shares in connection with the Offer. See Section 11.
If you want to tender all or part of your Shares, you must do one of the following before the Offer expires at 12:00 midnight, New York City time, at the end of the day on Monday, February 11, 2019 (unless the Offer is extended):
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if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

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if you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at the address shown on the Letter of Transmittal;

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if you are an institution participating in The Depository Trust Company (“DTC”) and you hold your Shares through DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3;

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if you hold LLC Units in your own name in non-certificated form, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary at the address shown on the Letter of Transmittal. By submitting a Letter of Transmittal, a holder of LLC Units will be deemed to have exchanged its LLC Units into Shares, subject to acceptance by the Company of such Shares in the Offer, immediately prior to the Expiration Date and pursuant to the terms of the Exchange Agreement and the LLC Agreement;

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if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason; or

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if you are a holder of restricted stock units (“RSUs”) you may tender Shares that you have acquired through vesting of RSUs. Tenders of unvested RSUs will not be accepted.

If you want to tender your Shares, but: (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.
We believe that the Company currently has fewer than 300 holders of record of the Shares, making it eligible to deregister the Shares with the SEC following a delisting of the Shares from the NASDAQ; however, we have a larger number of beneficial stockholders, which could result in eliminating our ability to do so or reinstituting our reporting obligations should all or a portion of those beneficial holders become holders of record. The Company expects that the Offer will reduce the number of the Company’s beneficial stockholders in an amount that the Company could more confidently pursue these alternatives, which may include delisting from the NASDAQ, trading on the over the counter (OTC) markets, deregistering our shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), ceasing our public reporting and filings and/or taking steps to discontinue any further public trading of our stock. Due to our current number of holders of record and beneficial owners, we cannot predict whether our purchase of Shares pursuant to the Offer will, or is reasonably likely to, directly or indirectly, cause or result in the Shares being delisted from the NASDAQ or becoming eligible for termination of registration under the Exchange Act and the Offer is not conditioned upon our having made such a determination. However, because the Offer could, either directly or indirectly, have the effect of causing the Company to be eligible for deregistration under the Exchange Act or to be delisted from the NASDAQ, we discuss herein both the consequences of any subsequent decision to delist from the NASDAQ and deregister the Shares as well as the fairness of the Offer. See Section 2 and Section 12.
We have considered and may make additional repurchases of Shares following the completion of the Offer, should the Board determine it has sufficient available cash to do so, and as such the Company retains the right, from time to time, to continue to repurchase Shares. At such time, the Company may purchase additional Shares in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the Shares, the results of the Offer, our business and financial position and general economic and market conditions. See Section 2.
We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction. See Section 17.
You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.
THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT

UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

i

SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. The summary term sheet highlights certain material information in this Offer to Purchase, including the Special Factors set forth in the Offer to Purchase, but it does not describe all of the details of the Offer and Special Factors to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.
Who is offering to purchase my Shares?
The issuer of the Shares, Truett-Hurst, Inc., a Delaware corporation, is offering to purchase the Shares. See Section 1.
What is the Company offering to purchase?
We are offering to purchase up to 1,000,000 Shares, including Shares issuable upon exchange of the LLC Units. See Section 1.
What is the purpose of the Offer?
The primary purpose of the Offer is to return cash to holders of Shares, including Shares issuable upon exchange of the LLC Units, and provide liquidity to such stockholders at a price that is a premium to recent market prices for our stock.
Since its initial public offering, the Company has historically operated with two lines of business, our wholesale wine business, where wines are sold to distributors with programs available to the broad market or to specific retailers on an exclusive basis, and our direct to consumer wine business, consisting of sales of products produced by the Company through its tasting rooms, wine clubs and its winery websites. In August 2018, the Company sold the assets comprising its wholesale wine business to Precept Brands, LLC. After using a portion of the proceeds to repay existing debt, obtaining a new credit facility and ensuring availability of funds for operations over the next twelve months, the Company decided to distribute a portion of the remaining proceeds to our stockholders. As discussed below, the Company determined, after considering several alternatives for distributing funds, that the Offer is the best mechanism to accomplish this goal. See Section 2.
We believe that the tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offer provides current stockholders and holders of LLC Units with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price.
The Offer also provides our stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales (stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary).
In addition, stockholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so at no cost to them by not tendering their Shares in the Offer, and if the Company completes the Offer, will therefore realize a proportionate increase in (i) their relative ownership interest in the Company following the purchase of Shares pursuant to the Offer and (ii) their relative economic interest in the LLC following the purchase of Shares pursuant to the Offer. Similarly, holders of LLC Units who do not have the Shares issuable upon exchange of their LLC Units purchased in the Offer will realize a proportionate increase in (i) their relative economic interest in the LLC and (ii) their voting interest in the Company following the purchase of Shares pursuant to the Offer. However, the Company has historically experienced a thin trading market and expects that the trading market for the Shares will become even less liquid following the completion of the Offer, particularly if the Company decides to pursue alternatives to remaining a NASDAQ listed reporting company.
In addition to the primary purpose of providing cash to our stockholders, the Company believes the Offer could reduce the number of the Company’s beneficial stockholders sufficiently so that the Company would consider alternatives to remaining a NASDAQ listed reporting company.
We believe that the Company currently has fewer than 300 holders of record of the Shares, making it eligible to deregister the Shares with the SEC following a delisting of the Shares from the NASDAQ; however, we have a larger number of beneficial stockholders, which could result in eliminating our ability to do so or reinstituting our reporting obligations should all or a portion of those beneficial holders become holders of record. The Company expects that the Offer will reduce the number of the Company’s beneficial stockholders in an amount that the Company could pursue these alternatives, which may include delisting from the NASDAQ, trading on the over the counter (OTC) markets, deregistering our shares under the Exchange Act, ceasing our public reporting and filings and/or taking steps to discontinue any further public trading of our stock. Due to our current number of holders of record and beneficial owners, we cannot predict whether our purchase of Shares pursuant to the Offer will, or is reasonably likely to, directly or indirectly, cause or result in the Shares being delisted from the NASDAQ or becoming eligible for termination of registration under the Exchange Act, and the Offer is not conditioned upon our having made such a determination. However, because the Offer could, either directly or indirectly, have the effect of causing the Company to be eligible for deregistration under the Exchange Act or to be delisted from the NASDAQ, we discuss herein both the consequences of any subsequent decision to delist from the NASDAQ and deregister the Shares as well as the fairness of the Offer. See Section 2.
Who is the LLC?
Truett-Hurst, Inc. is a Delaware corporation and is a holding company that owns only an interest in the H.D.D., LLC (the “LLC”). The Company is the sole managing member of the LLC, operates and controls all of the LLC’s business and affairs and consolidates the financial results of the LLC. The LLC has a single class of LLC Units and the Third Amended and Restated Operating Agreement of the LLC, dated as of June 19, 2013 (the “LLC Agreement”) provides that the conduct, control and management of the LLC is vested exclusively in Truett-Hurst, Inc., as sole managing member. The other members of the LLC do not have the right to remove the sole managing member for any reason. See Section 1.
Are LLC Units exchangeable for Shares?
In connection with the Company’s initial public offering (the “IPO”), the Company and the pre-initial public offering owners (the “Pre-IPO Owners”) of the LLC entered into an Exchange Agreement, dated as of June 19, 2013, by and among the Company and holders of the LLC Units (the “Exchange Agreement”), under which (subject to the terms of the Exchange Agreement) each Pre-IPO Owner of the LLC generally has a right to exchange its LLC Units for Shares on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications or, at the option of the Company, except in the event of a change in control, for a cash payment equal to the market value of the Shares. See Section 11.
If I hold LLC Units, how do I tender the Shares issuable upon exchange of my LLC Units in the Offer?
If you are a holder of LLC Units, you may participate in the Offer by submitting a Letter of Transmittal. By submitting a Letter of Transmittal, a holder of the LLC Units will be deemed to have exchanged its LLC Units into Shares, subject to acceptance by the Company of such Shares in the Offer, immediately prior to the Expiration Date and pursuant to the terms of the Exchange Agreement and the LLC Agreement. The Company will purchase Shares from you. The Company will return LLC Units to you if the underlying Shares are not accepted by the Company in the Offer. See Section 3.

How many Shares will we purchase in the Offer?
Upon the terms and subject to the conditions of the Offer, we will purchase up to 1,000,000 Shares in the Offer or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer.
We could purchase 1,000,000 Shares if the Offer is fully subscribed, which would represent approximately 22% of our issued and outstanding Shares and 14% of our issued and outstanding Shares (including Shares issuable upon exchange of the LLC Units) as of January 7, 2019. If more than 1,000,000 Shares are properly tendered and not properly withdrawn, we will purchase all Shares tendered on a pro rata basis. See Section 1.
We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered but is subject to certain other conditions. See Section 7. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.
How will the Offer affect the number of Shares outstanding and the number of record holders?
As of January 7, 2019, there were 4,588,087 issued and outstanding Shares, 161,766 issued and outstanding stock options and awards of Shares and 2,726,486 LLC Units not held by the Company exchangeable for 2,726,486 Shares, resulting in a total of 7,476,339 Shares eligible to be tendered in the Offer. The Company also owns 4,076,158 LLC Units but the Company will not participate in the Offer. As of January 7, 2019, an aggregate of 267,378 Shares remained available for future awards under the Truett-Hurst, Inc. 2012 Stock Incentive Plan (as amended, the “2012 Plan”), further described in Section 11, and 121,766 RSUs and 40,000 stock options were outstanding under the 2012 Plan. As of January 7, 2019, there were also 6 shares of Class B Common Stock outstanding, which provided holders of LLC Units (other than those held by the Company) with voting rights equivalent to 2,726,486 Shares. See Section 1.
If LLC Units are exchanged for Shares that are validly tendered and accepted in the Offer, the voting power afforded to the tendering unitholders by their shares of Class B Common Stock will be automatically and correspondingly reduced. The aggregate votes will be reduced by one for each Share that is validly tendered and accepted in the Offer. If a unitholder exchanges all of its LLC Units for Shares, the share of Class B Common Stock issued to that unitholder will be automatically cancelled. See Section 11.
If any of the Company’s stockholders (i) who own Shares in their own name as holders of record, or (ii) who are “registered holders” as participants in the DTC’s system whose name appear on a security position listing, tender their Shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.
If any of the holders of LLC Units who hold LLC Units in their own name as holders of record exchange their LLC Units for Shares and tender those Shares and that tender is accepted in full, then the number of LLC Unit holders would be reduced and the number and holders of Class B Common Stock would also be reduced. See Section 2.
Stockholders who do not have their Shares purchased in the Offer will realize a proportionate increase in (i) their relative ownership interest in the Company following the purchase of Shares pursuant to the Offer, and (ii) their relative economic interest in the LLC following the purchase of Shares pursuant to the Offer. Unitholders who do not exchange their LLC Units for Shares and tender those Shares in the Offer will realize a proportionate increase in (i) their relative economic interest in the LLC following the exchange of other LLC Units into Shares purchased pursuant to the Offer and (ii) their voting interest in the Company following the exchange of other LLC Units into Shares purchased pursuant to the Offer. See Section 2.

What will be the purchase price for the Shares and what will be the form of payment?
The Purchase Price for the Offer is $2.40 per Share, and we will to purchase up to 1,000,000 Shares at such price, including Shares issued upon exchange of LLC Units, or, if fewer Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn.
If we purchase your Shares in the Offer, we will pay you the Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.
Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8.
How will we pay for the Shares?
The maximum value of Shares purchased in the Offer will be $2,400,000.00. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, will be approximately $3,054,000. We intend to pay for the Shares with existing cash resources. The Offer is not subject to a financing condition. See Section 2 and Section 9.
In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.
How long do I have to tender my Shares?
You may tender your Shares until the Offer expires on the Expiration Date. The Offer will expire at 12:00 midnight, New York City time, at the end of the day on Monday, February 11, 2019, unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 15.
Beneficial owners holding their Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. See Section 3.
Can the Offer be extended, amended or terminated, and if so, under what circumstances?
Yes. We can extend or amend the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Date for the Offer. If we extend the Expiration Date for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. In any event, if we extend the Expiration Date for the Offer, we will delay the acceptance of any Shares that have been tendered. See Section 15. We can also terminate the Offer under certain circumstances and subject to applicable law. See Section 7.
How will I be notified if you extend the Offer or amend the terms of the Offer?
If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. We will announce any amendment to the Offer by making a public announcement of the amendment. In the event that the terms of the Offer are amended, we will file an amendment to our Offer on Schedule TO-I describing the amendment. See Section 15.
Are there any conditions to the Offer?
Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including, among others:

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no legal action shall have been threatened, pending or taken that might, in our reasonable judgment, adversely affect the Offer;

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no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

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no decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on January 11, 2019, the last full trading day prior to the commencement of the Offer, shall have occurred;

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no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States shall have occurred on or after January 11, 2019 nor shall any material escalation of any war or armed hostilities which had commenced prior to January 11, 2019 have occurred;

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no limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

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no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred;

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no change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

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no person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or shall have proposed, announced or taken certain actions that could lead to the acquisition of us or a change of control transaction;

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no material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects shall have occurred during the Offer; and

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any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall have been obtained on terms satisfactory to us in our reasonable discretion.

The conditions listed above are for our sole benefit and we may assert those conditions regardless of the circumstances that give rise to the conditions, and we may, in our sole discretion, waive any of the conditions listed above, in whole or in part, prior to the Expiration Date. For a more detailed discussion of these and other conditions to the Offer, please see Section 7.
How do I tender my Shares?
If you want to tender all or part of your Shares, including Shares issuable upon exchange of the LLC Units, you must do one of the following by 12:00 midnight, New York City time, at the end of the day on Monday, February 11, 2019, or any later time and date to which the Offer may be extended:
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if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

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if you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary at the address shown on the Letter of Transmittal;

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if you are an institution participating in The Depository Trust Company (“DTC”) and you hold your Shares through DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3;

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if you hold LLC Units in your own name in non-certificated form, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary for the Offer, at the address shown on the Letter of Transmittal. By submitting a Letter of Transmittal, a holder of LLC Units will be deemed to have exchanged its LLC Units into Shares, subject to acceptance by the Company of such Shares in the Offer, immediately prior to the Expiration Date and pursuant to the terms of the Exchange Agreement and the LLC Agreement;

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if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason; or

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if you are a holder of RSUs, you may tender Shares that you have acquired through vesting of RSUs. Tenders of unvested RSUs will not be accepted.

If you want to tender your Shares, but: (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.
We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.
You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.
May I tender only a portion of the Shares that I hold?
Yes, you do not have to tender all of the Shares (or exchange all of the LLC Units) that you own to participate in the Offer. However, if you are an odd lot holder and want to avoid possible proration, you must tender all of your odd lot Shares. See Section 1 and Section 3.
Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?
Yes. You may withdraw any Shares you have tendered (including LLC Units tendered for exchange into Shares) at any time prior to 12:00 midnight, New York City time, at the end of the day on Monday, February 11, 2019, or any later Expiration Date, if the Offer is extended. If after 12:00 midnight, New York City time, at the end of the day on March 12, 2019, the expiration of 40 business days after the commencement of the Offer, we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time thereafter. See Section 4.
How do I withdraw Shares I previously tendered?
To properly withdraw Shares (or LLC Units tendered for exchange into Shares), you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of

Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.
In what order will you purchase the tendered Shares (including Shares issued upon exchange of LLC Units)?
We will purchase Shares on the following basis:
•
first, we will purchase all Odd Lots (as defined in Section 1) of less than 100 Shares from stockholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1) will not qualify for this preference); and

•
second, after purchasing all the Odd Lots that were properly tendered, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares.

Therefore, we may not purchase all of the Shares that you tender. See Section 1 and Section 6.
If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?
If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares and do not properly withdraw them before the Expiration Date, and you complete the section entitled “Odd Lots” in the Letter of Transmittal (if you are a registered holder) and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.
Has the Company or its Board of Directors adopted a position on the Offer?
Yes. The Offer was approved by a unanimous vote of the members of the Board present at the meeting, which includes a majority of the directors who are not employees of the Company and included Mr. Grimes who has since resigned from the Board. All directors were present at such meeting other than Mr. Benedetti, who was not able to attend the meeting due to a business conflict. In addition, a special committee of the Company’s Board, comprised of independent directors, reasonably believes, based on the factors in Section 2 (including the fairness opinion received from MHT), that the Offer, taken as a whole, is procedurally and substantively fair to the Company’s unaffiliated stockholders, including both those who tender their Shares and receive payment and those who continue to hold Shares after the Offer. In making this determination, the special committee considered factors it believed favored the fairness of the Offer, as well as factors that, from the perspective of an unaffiliated stockholder, may not have favored the fairness of the Offer. These factors considered both the substantive fairness (that is, the voluntary tender offer at a Purchase Price of  $2.40 per share in cash) and the procedural fairness of the transaction. See Section 2.
The SPECIAL COMMITTEE OF THE Company’s Board, COMPRISED OF independent directors, believes that the Offer taken as a whole is procedurally and substantively fair to OUR STOCKHOLDERS, INCLUDING the unaffiliated STOCKholders of the Company. THIS DETERMINATION WAS BASED ON SEVERAL FACTORS, INCLUDING THE Fairness opinion of MHT. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE SPECIAL COMMITTEE, MHT, THE INFORMATION AGENT, OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE SPECIAL COMMITTEE, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND

EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER.
Will the Company’s directors and executive officers tender Shares in the Offer?
The Company’s directors and executive officers, as well as the Company’s affiliates, who own Shares and/or LLC Units may participate in the Offer on the same basis as the Company’s other securityholders. Spencer Grimes, a former member of the Company’s Board of Directors who resigned on January 4, 2019, and certain of his affiliates, have indicated they intend to participate in the Offer. The Company does not presently know whether their directors, executive officers and affiliates, other than Mr. Grimes and his affiliates, intend to tender their beneficially owned Shares in connection with the Offer. See Section 11.
Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?
We have considered and may make additional repurchases of Shares following the completion of the Offer, should the Board determine it has sufficient available cash to do so, and as such the Company retains the right, from time to time, to continue to repurchase Shares. At such time, the Company may purchase additional Shares in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the Shares, the results of the Offer, our business and financial position and general economic and market conditions. See Section 2.
If I decide not to tender, how will the Offer affect my Shares?
If we complete the Offer, stockholders who decide not to tender or do not have their Shares purchased in the Offer will realize a proportionate increase in (i) their relative ownership interest in the Company following the purchase of Shares pursuant to the Offer and (ii) their relative economic interest in the LLC following the purchase of their Shares pursuant to the Offer. Holders of LLC Units who do not have the Shares issuable upon exchange of their LLC Units purchased in the Offer will realize a proportionate increase in (i) their relative economic interest in the LLC and (ii) their voting interest in the Company following the purchase of Shares pursuant to the Offer. See Section 2.
What is the accounting treatment of the Offer?
The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price, including transaction fees, of the Shares we purchase and a corresponding reduction in cash and cash equivalents. See Section 5.
Why is the Company making the Offer now?
In August 2018, the Company sold the assets comprising its wholesale wine business to Precept Brands, LLC. After using a portion of the proceeds to repay existing debt, obtaining a new credit facility and ensuring availability of funds for operations over the next twelve months, the Company decided to distribute a portion of the remaining proceeds to our stockholders.
The Board determined to conduct the Offer at the current time in light of the cash available to the Company as a result of the Precept transaction at a level sufficient to fund a tender offer of meaningful size to all stockholders, the absence of contractual restrictions on utilizing such cash to fund an offer, and the Company’s desire to equitably provide returns to the Company’s stockholders. See Section 2.
Could the Offer result in the Company’s being able to deregister its shares and cease being a public reporting company?
Yes. We believe that the Company currently has fewer than 300 holders of record of the Shares, making it eligible to deregister the Shares with the SEC following a delisting of the Shares from the NASDAQ; however, we have a larger number of beneficial stockholders, which could result in eliminating our ability to do so or reinstituting our reporting obligations should all or a portion of those beneficial holders become holders of record. The Company expects that the Offer will reduce the number of the Company’s beneficial stockholders in an amount that the Company could more confidently pursue these alternatives, which may include delisting from the NASDAQ, trading on the over the counter (OTC) markets, deregistering our shares under the Exchange Act, ceasing our public reporting and filings and/or taking steps to discontinue any further public trading of our stock. Due to our current number of holders of record and beneficial owners, we cannot predict whether our purchase of Shares pursuant to the Offer will, or is reasonably likely to, directly or indirectly, cause or result in the Shares being delisted from the NASDAQ or becoming eligible for termination of registration under the Exchange Act, and the Offer is not conditioned upon our having made such a determination. However, because the Offer could, either directly or indirectly, have the effect of causing the Company to be eligible for deregistration under the Exchange Act or to be delisted from the NASDAQ, we discuss herein both the consequences of any subsequent decision to delist from the NASDAQ and deregister the Shares as well as the fairness of the Offer. See Section 2.
When and how will you pay me for the Shares I tender?
We will pay the Purchase Price to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase in the Offer promptly after the Expiration Date. We will announce the preliminary results of the Offer, including preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration and begin paying for tendered Shares until after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.
If I am a holder of vested stock options, how do I participate in the Offer?
We are not offering to purchase any outstanding stock options as part of the Offer and any tenders of stock options will not be accepted. If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.
If I am a holder of RSUs, how do I participate in the Offer?
Shares issued pursuant to vested RSUs are eligible to be purchased on the same basis as other Shares in the Offer. We are not offering to purchase unvested RSUs which have not been earned and paid out as part of the Offer, and tenders of such RSUs will not be accepted. See Section 3.
What is the recent market price of my Shares?
On January 11, 2019, the last full trading day before the commencement of the Offer, the last reported sale price of the Shares on the NASDAQ was $1.81 per Share, and the 90 day weighted average price of the Shares as of January 11, 2019 was $2.00 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.
Will I have to pay brokerage commissions if I tender my Shares?
If you are a registered stockholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.
Will I have to pay stock transfer tax if I tender my Shares?
If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. If you give special instructions to the Depositary in connection with your tender of Shares, then stock transfer taxes may apply. See Section 5.

What are the United States federal income tax consequences if I tender my Shares?
Generally, if you are a U.S. Holder (as defined in Section 14), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. See Section 14 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer. If you are a non-U.S. Holder (as defined in Section 14), because it is unclear whether the cash you receive in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, if you are a non-U.S. Holder, you may be subject to withholding on payments to you at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable Internal Revenue Service (“IRS”) Form W-8. See Section 14 for a more detailed discussion of the tax treatment of the Offer. Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure. See Section 14.
Who should I contact with questions about the Offer?
The Information Agent can help answer your questions. The Information Agent is D.F. King & Co., Inc. Their contact information is set forth below.
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers, Call Collect: (212) 269-5550
All Others Call Toll Free: (888) 626-0988
Email: THST@dfking.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This Offer to Purchase contains or incorporates by reference “forward-looking statements.” All statements other than statements of historical facts contained in this Offer to Purchase are forward-looking statements, including statements regarding our future financial position, sources of revenue, demand for our products, our strengths, business strategy and plans, prospective products or products under development, costs, timing and likelihood of success, gross margins, non-GAAP financial measures and management’s objectives for future operations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” the negative of these terms, or by other similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions, involving known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include, among others, general industry, economic and business conditions, demand for our products, changes in consumer preferences, competition within our industry, and the successful introduction of our new products, as well as other factors affecting us discussed under the heading “Risk Factors” appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2018, filed with the SEC on October 15, 2018.
The forward-looking statements contained in this Offer to Purchase also include statements related to the consummation of the Offer, which is subject to, and conditioned upon, the satisfaction or waiver of certain conditions. There can be no assurance that the Offer will ultimately be consummated as described or at all.
You should not rely on forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from those suggested by the forward-looking statements for various reasons. Except as required by law, we assume no obligation to update forward-looking statements for any reason after the date of this Offer to Purchase to conform these statements to actual results or to changes in our expectations. However, readers should carefully review the reports and documents we file or furnish from time to time with the SEC, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. For information about how to obtain a copy of these reports or other documents that we file with the SEC, see Section 10 in this Offer to Purchase.

INTRODUCTION
To the holders of our Class A Common Stock:
We invite our stockholders to tender up to 1,000,000 shares of our Class A common stock, $0.001 par value per share (the “Shares”), including Shares issued upon exchange of LLC Units, for purchase by us at a price of  $2.40 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal, which together, as they may be amended or supplemented from time to time, constitute the “Offer.”
We will acquire Shares in the Offer at the Purchase Price, on the terms and subject to the conditions of the Offer, including proration provisions.
We will only purchase Shares properly tendered and not properly withdrawn. We may not purchase all of the Shares tendered because of proration (because Shares in an aggregate number greater than the number we seek are properly tendered), “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase. Upon the terms and subject to the conditions of the Offer, if up to 1,000,000 Shares are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. Shares not purchased in the Offer, including Shares not purchased because of proration or conditional tender, will be returned to the tendering stockholders promptly after the Expiration Date. See Section 1.
We expressly reserve the right, in our sole discretion, to change the per Share purchase price and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. We may increase the number of Shares sought in the Offer to an amount greater than 1,000,000, subject to applicable law. See Section 1.
If you are a holder of LLC Units, you may participate in the Offer by submitting a Letter of Transmittal in accordance with its instructions; by submitting a Letter of Transmittal, a holder of LLC Units will be deemed to have exchanged its LLC Units into Shares, subject to acceptance by the Company of such Shares in the Offer, immediately prior to the Expiration Date and pursuant to the terms of the Exchange Agreement and the LLC Agreement. If you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.
THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.
The SPECIAL COMMITTEE OF THE Company’s Board, COMPRISED OF independent directors, believes that the Offer taken as a whole is procedurally and substantively fair to OUR STOCKHOLDERS, INCLUDING the unaffiliated STOCKholders of the Company. THIS DETERMINATION WAS BASED ON SEVERAL FACTORS, INCLUDING THE Fairness opinion of MHT Securities lp (“MHT”). HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE SPECIAL COMMITTEE, MHT, D.F. King & Co., Inc., THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR American Stock Transfer & Trust Company, LLC, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE SPECIAL COMMITTEE, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND

EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER.
We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Information Agent and the Depositary. See Section 16.
As of January 7, 2019, there were 4,588,087 issued and outstanding Shares, 161,766 issued and outstanding stock options and awards of Shares and 2,726,486 LLC Units not held by the Company exchangeable for 2,726,486 Shares, resulting in a total of 7,476,339 Shares eligible to be tendered in the Offer. The Company also owns 4,076,158 LLC Units but the Company will not participate in the Offer. As of January 7, 2019, an aggregate of 267,378 Shares remained available for future awards under the Truett-Hurst, Inc. 2012 Stock Incentive Plan (as amended, the “2012 Plan”), further described in Section 11, and 121,766 RSUs and 40,000 stock options were outstanding under the 2012 Plan. As of January 7, 2019, there were also 6 shares of Class B Common Stock outstanding, which provided holders of LLC Units (other than those held by the Company) with voting rights equivalent to 2,726,486 Shares.
We could purchase 1,000,000 Shares if the Offer is fully subscribed, which would represent approximately 22% of our issued and outstanding Shares and 14% of our issued and outstanding Shares (including Shares issuable upon exchange of the LLC Units) as of January 7, 2019.
In connection with the Offer, the LLC will repurchase from the Company a number of LLC Units held by the Company equal to the number of Shares validly tendered and accepted for purchase in the Offer. See Section 2.
The Shares are listed and traded on the NASDAQ under the symbol “THST.” On January 11, 2019, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $1.81 per Share and the 90 day weighted average price of the Shares as of January 11, 2019 was $2.00 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8 and Section 11.
Our principal executive offices are located at 125 Foss Creek Circle, Healdsburg, California 95448 and our phone number is (707) 431-4423.

THE OFFER AND SPECIAL FACTORS
1. Number of Shares; Purchase Price; Proration.
Upon the terms and subject to the conditions of the Offer, we will purchase up to 1,000,000 Shares (including Shares issued upon exchange of LLC Units), or a lesser number of Shares depending on the number of Shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, at a price of  $2.40 per Share (such purchase price, the “Purchase Price”), to the seller in cash, less any applicable withholding taxes and without interest. Upon the terms and subject to the conditions of the Offer, if less than 1,000,000 Shares are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.
The term “Expiration Date” means 12:00 midnight, New York City time, at the end of the day on Monday, February 11, 2019, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.
We will announce the preliminary results of the Offer, including preliminary information about any expected proration, promptly following the Expiration Date. We do not expect, however, to announce the final results of any proration and begin paying for tendered Shares until after the Expiration Date. We will only purchase Shares properly tendered and not properly withdrawn. We may not purchase all of the Shares tendered if more than 1,000,000 Shares (or such greater number of Shares as we may choose to purchase without extending the Offer) are properly tendered and not properly withdrawn, because of proration, the “Odd Lot” priority and conditional tender provisions of the Offer. We will return all Shares tendered (including LLC Units tendered for exchange) and not purchased pursuant to the Offer, including those not purchased because of proration or conditional tenders, to the tendering holders at our expense, promptly following the Expiration Date.
By following the Instructions to the Letter of Transmittal, stockholders can specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.
We expressly reserve the right, in our sole discretion, to change the per Share purchase price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. We may increase the number of Shares sought in the Offer to a number greater than 1,000,000, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. However, if we seek to purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer to the extent required by applicable law. See Section 15.
In the event of an over-subscription of the Offer as described below, Shares tendered prior to the Expiration Date will be subject to proration, except for Odd Lots as described below. The proration period and withdrawal rights also expire on the Expiration Date.
Shares acquired pursuant to the Offer will be acquired by us free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Shares to stockholders of record on or prior to the date on which the Shares are purchased under the Offer, shall be for the account of such stockholder. See Section 8.
THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.
Number of Shares.   Up to 1,000,000 of our issued and outstanding Shares (including Shares issued upon exchange of LLC Units) may be purchased by us in the Offer. As of January 7, 2019, there were (i) 4,588,087 issued and outstanding Shares, (ii) 161,766 RSUs and stock options issued and outstanding and (iii) 2,726,486 issued and outstanding LLC Units not held by the Company and exchangeable for 2,726,486 Shares, resulting in a total of 7,476,339 Shares eligible for this Offer. The Company also holds 4,076,158 LLC Units but the Company will not participate in the Offer. However, the LLC will purchase from the Company and cancel a number of LLC Units held by the Company equal to the total number of Shares purchased in this Offer.
Priority of Purchases.   On the terms and subject to the conditions of the Offer, if more than 1,000,000 Shares (or such greater number of Shares as we may choose to purchase, subject to applicable law), have been properly tendered and not properly withdrawn before the Expiration Date, we will purchase properly tendered Shares (including Shares issued upon exchange of LLC Units) on the basis set forth below:
•
first, we will purchase all Odd Lots of less than 100 Shares from stockholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holders will not qualify for this preference); and

•
second, after purchasing all the Odd Lots that were properly tendered, subject to the conditional tender provisions described in Section 6, we will purchase all Shares properly tendered on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered (including Shares issuable upon exchange of LLC Units tendered for exchange) by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased.
As we noted above, we may elect to purchase more than 1,000,000 Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number.
Odd Lots.   The term “Odd Lots” means all Shares tendered by any person (an “Odd Lot Holder”) who owned beneficially or of record as of the date of the Letter of Transmittal and as of the Expiration Date an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal (if that person is a registered holder) and, if applicable, the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. Odd Lots will be accepted for payment at the same time as other tendered Shares.
Proration.   If proration of tendered Shares (including Shares issuable upon exchange of LLC Units tendered for exchange) is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (excluding Odd Lot Holders), subject to the provisions governing conditional tenders described in Section 6 and adjustment to avoid the purchase of fractional Shares. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain such information from their brokers.
As described in Section 14, the number of Shares that we will purchase from a stockholder pursuant to the Offer, whether currently held by such stockholder or issued upon exchange of a holder’s LLC Units, may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares (including Shares issuable upon exchange of LLC Units tendered for exchange) tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list, the Company’s in-house ledger of the LLC Units or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
2. Special Factors; Purpose of the Offer; Certain Effects of the Offer; Other Plans or Proposals.
As discussed further below, the primary purpose of the Offer is to return cash to the Company’s stockholders. However, this Section 2 also addresses “special factors” applicable in connection with the Company’s alternatives following the Offer, including potentially delisting from NASDAQ and deregistering its Shares, and subsequently choosing to become a non-reporting public company or private company.
Background
The Company was incorporated as a Delaware corporation on December 10, 2012 in anticipation of the IPO to serve as a holding company that owns only an interest in H.D.D., LLC (the “LLC”). The Company, as sole managing member of the LLC, operates and controls all of the business and affairs and consolidates the financial results of the LLC. As of January 7, 2019, the Company held approximately 59.9% of the economic interest in the LLC, and the other LLC unitholders held approximately 40.1% of the economic interests in the LLC.
The LLC has a single class of LLC Units and the Third Amended and Restated Operating Agreement of the LLC, dated as of June 19, 2013 (the “LLC Agreement”) provides that the conduct, control and management of the LLC is vested exclusively in the Company, as sole managing member. The other members of the LLC do not have the right to remove the sole managing member for any reason.
In connection with the Company’s initial public offering, the Company and the pre-initial public offering owners of the LLC (the “Pre-IPO Owners”) entered into an Exchange Agreement, dated as of June 19, 2013, by and among the Company and holders of the LLC Units (the “Exchange Agreement”) under which (subject to the terms of the exchange agreement) each such owner of the LLC generally has a right to exchange its LLC Units for Shares on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications or, at the option of the Company, except in the event of a change in control, for a cash payment equal to the market value of the Shares.
The certificate of incorporation of the Company authorizes two classes of common stock, Class A Common Stock and Class B Common Stock. Holders of the Company’s Class A Common Stock and Class B Common Stock have voting power over the Company, the sole managing member of the LLC, at a level that is consistent with their overall equity ownership of its business. Each Pre-IPO Owner that currently holds LLC Units also holds one share of Class B Common Stock of the Company, each of which provides its owner with no economic rights but entitles the holder to one vote on matters presented to stockholders of the Company for each LLC Unit held by such holder. Pursuant to the Company’s certificate of incorporation and bylaws, each share of Class A Common Stock entitles the holder to one vote with respect to each matter presented to the Company’s stockholders on which the holders of Class A Common Stock are entitled to vote. Each holder of Class B Common Stock is entitled to the number of votes equal to the total number of LLC Units held by such holder multiplied by the exchange rate specified in the Exchange Agreement with respect to each matter presented to the Company’s stockholders on which the holders of Class B Common Stock are entitled to vote. Accordingly, the holders of LLC Units collectively have a number of votes that is equal to the aggregate number of LLC Units that they hold. As the LLC members sell LLC Units or exchange LLC Units for shares of Class A Common Stock of the Company pursuant to the Exchange Agreement, the voting power afforded to them by their shares of Class B Common Stock is automatically and correspondingly reduced. However, subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of the Company’s Class A Common Stock are entitled to share equally, identically and ratably in any dividends or distributions (including in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs) that the Board of Directors may determine to issue from time to time, while holders of the Company’s Class B Common Stock do not have any right to receive dividends or other distributions.

Due to the Company’s structure, the Pre-IPO owners and certain officers and directors of the Company have significant influence on the Company and their interests may differ from those of the other holders of Shares. As of January 7, 2019, such parties control approximately 35% of the combined voting power through their ownership of the outstanding Class A Common Stock and/or Class B Common Stock. Because such parties hold a majority of their ownership interest in the business through the LLC (approximately 95% of their ownership), rather than through the Company, such parties may have conflicting interests with other holders of Shares. For example, these parties may have different tax positions from the Company which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the tax receivable agreement that the Company entered in to, and whether and when the Company should terminate the tax receivable agreement and accelerate the obligations thereunder. See “Arrangements Concerning the Shares — Tax Receivable Agreement” in Section 11 below. In addition, the structuring of future transactions may take into consideration these parties’ tax or other considerations even where no similar benefit would accrue to the Company. The tax receivable agreement also provides that upon certain mergers, asset sales, or other forms of business combinations, substantial payment obligations to these parties will accelerate.
Purpose of and Reasons for the Offer
The primary purpose of the Offer is to return cash to holders of Shares, including Shares issuable upon exchange of the LLC Units, and provide liquidity to such stockholders at a price that is a premium to recent market prices for our stock.
Since its initial public offering, the Company has historically operated with two lines of business, our wholesale wine business, where wines are sold to distributors with programs available to the broad market or to specific retailers on an exclusive basis, and our direct to consumer wine business, consisting of sales of products produced by the Company through its tasting rooms, wine clubs and its winery websites. In August 2018, the Company and the LLC sold the assets comprising the wholesale wine business to Precept Brands, LLC for a purchase price of  $18,325,012 in cash, assumed liabilities and royalty payments, subject to certain closing adjustments. After using a portion of the proceeds to repay existing debt, obtaining a new credit facility and ensuring availability of funds for operations over the next twelve months, the Company decided to distribute a portion of the remaining proceeds to our stockholders. As discussed below, the Board, upon the recommendation of the special committee of the Board, determined, after considering several alternatives for distributing funds, that the Offer is the best mechanism to accomplish this goal.
We believe that the tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offer provides current stockholders and holders of LLC Units with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price due to the low trading volume of the Shares and a premium to recent market prices for our stock. See Section 8 for high and low sales prices of the Shares over the last two years.
The Offer also provides our stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales (stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary). Stockholders have the opportunity to liquidate their holdings in the Company and receive a premium over recent market prices, without incurring any discounts due to the low trading volume of the Shares.
In addition, stockholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so at no cost to them by not tendering their Shares in the Offer, and if the Company completes the Offer, will therefore realize a proportionate increase in (i) their relative ownership interest in the Company following the purchase of Shares pursuant to the Offer and (ii) their relative economic interest in the LLC following the purchase of Shares pursuant to the Offer. Similarly, holders of LLC Units who do not have the Shares issuable upon exchange of their LLC Units purchased in the Offer will realize a proportionate increase in (i) their relative economic interest in the LLC and (ii) their voting interest in the Company following the purchase of Shares pursuant to the Offer. However, the Company has historically experienced a thin trading market and expects that the trading market for the Shares will become even less liquid following the completion of the Offer, particularly if the Company decides to pursue alternatives to remaining a NASDAQ listed reporting company.
In addition to the primary purpose of providing cash to our stockholders, the Company believes the Offer could reduce the number of the Company’s beneficial stockholders sufficiently such that the Company would consider alternatives to remaining a NASDAQ listed reporting company.
Since the initial public offering, the Shares have been registered under the Exchange Act, and we have been subject to the reporting and proxy requirements of the Exchange Act. The Shares must remain registered, and we must follow these requirements, so long as there are 300 or more holders of record of the Shares. We believe that the Company currently has fewer than 300 holders of record of the Shares, making it eligible to deregister the Shares with the SEC following a delisting of the Shares from the NASDAQ; however, we have a larger number of beneficial stockholders, which could result in eliminating our ability to do so or reinstituting our reporting obligations should all or a portion of those beneficial holders become holders of record. The Company expects that the Offer will reduce the number of the Company’s beneficial stockholders in an amount that the Company could more confidently pursue these alternatives, which may include delisting from the NASDAQ, trading on the over the counter (OTC) markets, deregistering our shares under the Exchange Act, ceasing our public reporting and filings and/or taking steps to discontinue any further public trading of our stock. Even if we determine that the Offer did not result in a sufficient reduction in the number of our stockholders to ensure that we will not in the future exceed SEC thresholds that would again cause us to be required to register under the Exchange Act, we could pursue alternatives to achieve that result, including seeking stockholder approval for a reverse stock split if it is determined to be in the best interests of the Company and the Company’s remaining stockholders.
Our reasons for considering any such alternatives that could allow us to deregister the Shares with the SEC and delist the Shares from NASDAQ include:
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The significant cost savings that we expect we could realize as a result of the termination of the registration of the Shares under the Exchange Act. For the fiscal year ended June 30, 2018, we spent an estimated $593,087 on costs solely related to being an SEC reporting company. In addition, the Company no longer qualifies as an “emerging growth company” and expects to incur greater costs in connection with increased reporting obligations in connection therewith.

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Due to the limited liquidity and low market price of our Shares, we and our stockholders have not realized many of the benefits associated with being a publicly-traded company, such as enhanced stockholder value, stock liquidity, business credibility and the ability to use company stock as currency for acquisitions.

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The additional savings in our management’s and employees’ time that will no longer be spent preparing the periodic reports required under the Exchange Act and managing stockholder relations and communications.

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The reduced accounting and legal fees associated with having our financial statements reviewed on a quarterly basis and audited on an annual basis.

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The reduced premiums for our directors’ and officers’ insurance policies as a result of the Company no longer being a publicly traded company.

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The ability to control the dissemination of certain business information, which is currently disclosed in our periodic reports and, accordingly, made available to our competitors, vendors, customers and other interested parties, potentially to our detriment.

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The ability to gain greater operational flexibility by being able to focus on long-term growth without an undue emphasis on short-term fluctuations in the market price of our Shares.

Given these various factors, the Company has considered and following the Offer will continue to evaluate steps to delist from the NASDAQ and deregister the Shares with the SEC as described above. Accordingly, the Offer provides the information the Company would be required to provide if the Offer was considered a “going private” transaction. By providing the Company’s stockholders with the information which the Company would be required to provide such stockholders with if the Offer was considered a “going private” transaction, stockholders are able to evaluate the potential benefits and detriments of such actions in the event that a direct or indirect consequence of the Offer is the Company delisting the Shares from the NASDAQ or deregistering the Shares under the Exchange Act.
If we discontinue any further public trading of our Shares on the NASDAQ or otherwise, trades in such Shares would be possible only through the OTC or privately negotiated transactions. This will severely restrict your ability to trade these Shares, and may have the effect of requiring you to hold your Shares indefinitely.
Although a special committee of the Company’s Board, comprised of independent directors, believes that the Offer, taken as a whole, is procedurally and substantively fair to the unaffiliated stockholders of the Company, including both those who tender their shares and receive payment and those who continue to hold the Company’s Shares after the Offer, it has not, nor has the Company, the Board, the Information Agent or the Depositary made, and they are not making, any recommendation to you as to whether to tender or refrain from tendering your Shares. We have not authorized any person to make any such recommendation. You must make your own decisions as to whether to tender your Shares and, if so, how many shares to tender. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker.
The Board considered several alternative methods of returning cash to stockholders, including: (i) a tender offer open to all holders, (ii) a dividend, (iii) privately negotiated purchases, (iv) open market repurchases and (v) a reverse stock split. Open market repurchases were considered and rejected due to, among other factors, the relative illiquidity of the market and a desire to offer such returns proportionately to all stockholders. Payment of a dividend was considered and rejected because it did not enhance liquidity for stockholders seeking to reduce their investment in the Company, may not have been treated as capital gain or loss for income tax purposes to accepting individual stockholders, and did not offer the potential for reducing the Company’s ongoing costs by reducing the number of stockholders. The Board also considered a reverse stock split and a reorganization through a cash-out merger, but these were rejected due in part to the necessity of obtaining stockholder approval, a desire to allow stockholders an opportunity to decide whether or not to participate, and because, in any event, the purpose of the Offer was to return cash to stockholders rather than a specific effort to reduce the number of stockholders in connection with potential deregistration of the Shares.
The return of cash through a tender offer was ultimately selected due to the fact that a stockholder’s determination to tender or not tender in the Offer is purely voluntary and that in a tender offer stockholders are provided with sufficient time and information to make an informed decision.
The special committee and the Board determined to conduct the Offer to Purchase at the current time in light of the cash available to the Company as a result of the Precept transaction at a level sufficient to fund a tender offer of meaningful size to all stockholders, the absence of contractual restrictions on utilizing such cash to fund an offer, and the Company’s desire to equitably provide returns to the Company’s stockholders.
Shares acquired pursuant to the Offer will be cancelled and return to the status of authorized but unissued shares. The Company has no current plans for the Shares purchased in the Offer.
The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price, including transaction fees, of the Shares we purchase and a corresponding reduction in cash and cash equivalents.
The LLC will, immediately prior to the repurchase of Class A Common Stock in this Offer, redeem a number of LLC Units held by the Company equal to the number of Shares repurchased by the Company in the Offer, at an aggregate purchase price equal to the aggregate purchase price paid for the Shares being repurchased by the Company (plus any expenses related thereto). The LLC will also, immediately prior to the exchange of LLC Units in connection with this Offer, repurchase a number of LLC Units held by the

Company equal to the number of LLC Units exchanged into Shares subsequently repurchased by the Company in the Offer, at an aggregate purchase price equal to the aggregate purchase price of such Shares being repurchased by the Company. Any LLC Units acquired by the Company pursuant to the Offer will be retained by the Company.
The Company’s and the LLC’s directors and executive officers, as well as the Company’s and the LLC’s affiliates who own Shares or LLC Units, may participate in the Offer on the same basis as the Company’s and the LLC’s other securityholders. Spencer Grimes, a former member of the Company’s Board of Directors who resigned on January 4, 2019, has expressed an intention to participate in the Offer, both personally and with respect to Shares held by certain of his affiliates. The Company does not presently know, after reasonable inquiry, whether such directors, executive officers and affiliates, other than Mr. Grimes and his affiliates, intend to tender their beneficially owned Shares in connection with the Offer. See Section 11.
The Company’s and LLC’s directors, executive officers and affiliates may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders and unitholders pursuant to the Offer. Assuming that no such transactions occur, the beneficial ownership of the Company’s and LLC’s directors and executive officers will proportionately increase as a percentage of the Company’s outstanding Class A Common Stock and the LLC’s outstanding LLC Units following the consummation of the Offer. See Section 11.
The Company does not presently know, after reasonable inquiry, whether any of the Company’s and LLC’s directors, executive officers and affiliates have made any recommendation either in support of or opposed to the Offer other than as expressly set forth in this Offer.
Fairness of the Offer
As discussed further below, a special committee of the Company’s Board, comprised of independent directors, reasonably believes, based on the factors below (including the fairness opinion received from MHT), that the Offer, taken as a whole, is procedurally and substantively fair to the Company’s unaffiliated stockholders, including both those who tender their Shares (including Shares issuable upon exchange of LLC Units tendered for exchange) and receive payment and those who continue to hold Shares after the Offer. In making this determination, the special committee considered factors it believed favored the fairness of the Offer, as well as factors that, from the perspective of an unaffiliated stockholder, may not have favored the fairness of the Offer. These factors considered both the substantive fairness (that is, the voluntary tender offer at a Purchase Price of  $2.40 per share in cash) and the procedural fairness of the transaction.
Special Committee Analysis
Advantages
The special committee of independent directors, comprised of Gerry Hansen, Marcus Benedetti and Barrie Graham, considered a number of factors, including the following, when determining whether the Offer was procedurally and substantively fair and in the best interest of the Company and all of its stockholders, including its unaffiliated stockholders:
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The opinion delivered to the special committee by MHT, the special committee’s financial advisor, that as of the date of the opinion, the consideration to be offered for Shares held by the Company’s stockholders in the Offer is fair, from a financial point of view, to such holders (when considering only the interests of each such holder in its capacity as a holder of Shares).

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Our financial condition and results of operations, including our earnings per share and capital levels for the year ended June 30, 2018, and the Company’s belief that it has adequate sources of capital (including the recent credit facility) to both complete the Offer and continue with the regular pursuit of business opportunities and operations over the next twelve months.

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The percentage by which the per share price to be paid in the Offer exceeds recent trading prices and estimated trading values. See “Fairness Opinion of Financial Advisor.”

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The fact that the Offer is a voluntary transaction in which our stockholders may choose whether to participate.

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The ability of stockholders to liquidate their holdings in the Company and receive a premium over recent market prices, without incurring brokerage commissions or any discounts due to the low trading volume of the Shares, particularly in light of the limited trading market for our Shares, including limited liquidity, relatively low prices and trading volume.

The special committee believed completing the Offer, particularly prior to any potential delisting and deregistration, was advantageous because this structure would provide meaningful liquidity to large stockholders without creating downward pressure on the market price of the Shares and would provide liquidity to small stockholders without incurring brokerage commissions. The Offer also provides stockholders with a meaningful choice of whether to liquidate their holdings or remain invested in the Company. The special committee also considered factors such as the cost to the Company, length of time required, likelihood of success, and the value stockholders could receive with respect to the various alternatives considered by the special committee.
Disadvantages of Offer
The special committee also considered a number of negative factors that would result from the Offer when determining whether the Offer was procedurally and substantively fair and in the best interest of the Company and all of its stockholders, including its unaffiliated stockholders, including the following:
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Cashed-out stockholders will no longer have any ownership interest in the Company and will no longer participate in our potential future earnings and growth.

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Under Delaware law, our certificate of incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who do not tender their Shares.

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The reduction in the liquidity for our Shares and publicly available information about us following a potential discontinuation of trading on the NASDAQ, the OTC markets, or otherwise, and termination of our Exchange Act registration and periodic reporting and the possible significant decrease in the value of the Shares.

Conclusions of Special Committee
The Offer does not require the approval of a majority of unaffiliated stockholders. Despite the fact that the Offer is not structured to require the approval of the unaffiliated stockholders, we believe that the Offer is procedurally fair and substantively fair with respect to the price offered. We base these beliefs on the approval of the Offer by this special committee of the Company’s Board, consisting of independent, non-employee directors, and on the following factors:
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stockholders are not compelled to tender;

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the Purchase Price has been determined to be fair, from a financial point of view, to the Company’s stockholders as set forth in the fairness opinion provided by MHT (described further below);

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stockholders are provided with full disclosure of the terms and conditions of the Offer, including potential effects of the Offer on the Company;

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stockholders are afforded sufficient time to consider the Offer; and

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the Offer provides liquidity and price support for stock trades that, due to the limited trading volume of our Shares, would not have existed otherwise.

For those stockholders who tender Shares and will no longer be stockholders, the special committee has determined that such stockholders will receive a fair price for their Shares. The special committee has also determined that the transaction is fair to those stockholders who remain stockholders following the completion of the Offer as (i) they will hold a higher percentage of the outstanding shares of the Company, (ii) they are able to voluntarily elect continued ownership after full disclosure provided in this Offer to Purchase, and (iii) the potential upside to continued ownership despite the loss in liquidity following any potential delisting and deregistration.
This special committee believes that the Offer is procedurally and substantively fair to our unaffiliated stockholders. As set forth above, the Offer is a voluntary transaction which is open to all stockholders on the same terms and conditions. Based upon the aforementioned factors, the special committee believes that the Offer is both substantively and procedurally fair to affiliated and unaffiliated stockholders alike. See “Certain Effects of the Offer,” for a detailed discussion of the consequences that result from remaining a continuing stockholder of the Company. See also Section 1.
The special committee considered each of these factors and others in its evaluation. In view of the wide variety of factors considered in connection with its evaluation of the Offer, the special committee has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the Offer.
There is no requirement for a stockholder vote on the Offer, including the approval of a majority of unaffiliated stockholders, and accordingly there will be no stockholder vote on the Offer; instead the Offer is voluntary and permits each stockholder to decide for himself, herself or itself whether the price is fair. Any stockholder who does not like the price to be paid may refrain from participation in the Offer and either remain a stockholder or sell Shares on the open market.
Notice of the Offer and disclosure is being provided to all stockholders. Stockholders are able to make an informed decision with respect to what is in a particular stockholder’s best interests.
Other than the fairness opinion discussed below, neither the Company nor, to its knowledge after due inquiry, any affiliate of the Company has received any report, opinion or appraisal from an outside party that is materially related to the Offer or any potential subsequent Rule 13e-3 transaction, including, but not limited to: any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered to security holders or the fairness of the Offer or any potential subsequent Rule 13e-3 transaction to the issuer or any such affiliate or to security holders who are not affiliates.
The Offer was approved by a unanimous vote of the members of the Board present at the meeting, which includes a majority of the directors who are not employees of the Company and included Mr. Grimes who has since resigned from the Board. All directors were present at such meeting other than Mr. Benedetti, who was not able to attend the meeting due to a business conflict.
With the exception of the Precept transaction described above, the special committee did not consider any of the following as there were no firm offers for (a) the merger or consolidation of the Company with or into another company or vice versa; (b) the sale or other transfer of all or any substantial part of the assets of the Company; or (c) a third party purchase of our securities that would enable the holder to exercise control of the Company.
Fairness Opinion of Financial Advisor
The special committee engaged MHT Securities LP (“MHT”) to provide an opinion as to the fairness, from a financial point of view, of the consideration to be offered for Shares held by the Company’s stockholders in the Offer. The special committee did not impose any limitations on the scope of MHT’s analysis and investigation with respect to the opinion.
The special committee selected MHT based on its experience, expertise and reputation. MHT provides financial advisory services to public and private companies and in this capacity is continually engaged in performing financial analyses with respect to businesses and their securities in connection with strategic transactions and corporate purposes.
At a meeting of the special committee on January 3, 2019, MHT delivered its oral opinion, which was subsequently confirmed in writing, that, as of that date and based upon the assumptions made, matters considered, qualifications and limiting conditions set forth in MHT’s written opinion, the consideration to be offered for Shares held by the Company’s stockholders in the Offer is fair, from a financial point of view, to such holders (when considering only the interests of each such holder in its capacity as a holder of Shares). The full text of MHT’s written opinion, which sets forth, among other things, the assumptions made, matters considered, qualifications and limiting conditions relative to arriving at its opinion is attached as Exhibit (c)(1) to the Schedule TO. The opinion should be read carefully and in its entirety.
MHT’s opinion was prepared only for the information and use of, and addressed to, the special committee in connection with its consideration of the Offer. MHT’s opinion addresses only the fairness, from a financial point of view, of the consideration to be offered for Shares held by the Company’s stockholders in the Offer (when considering only the interests of each such stockholder in its capacity as such). It does not address the fairness of the consideration to any other holders or to any other party or the fairness of any other aspect of the Offer, nor does it constitute a recommendation to any stockholder or any other person as to how such person should act with respect to the Offer or otherwise (including, without limitation, whether or not to tender Shares in connection with the Offer).
MHT’s opinion does not address the relative merits of the Offer as compared to other business strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Offer. MHT’s opinion should not be viewed as determinative of the views of the Company, the Company’s board of directors or the special committee with respect to the Offer. The Offer consideration was determined by the special committee and not pursuant to recommendations of MHT. It should be noted that in the context of this engagement by the special committee, MHT was not authorized to, and did not, investigate any alternative transactions or other options that may be available to the Company.
In connection with its opinion, MHT did, among other things:
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Review a draft of this Offer to Purchase, as well as certain related materials filed with the SEC;

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Review certain publicly available business and financial information relating to the Company that MHT deemed to be relevant, including but not limited to the Company’s annual reports and audited financial statements on Form 10-K filed with the SEC for the years ended June 30, 2018 and June 30, 2017; and the Company’s quarterly report and unaudited interim financial statements on Form 10-Q for the three-month period ended September 30, 2018;

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Review certain information relating to the Company’s historical, current and future operations, financial condition and prospects made available to MHT by the Company, including financial projections prepared by management of the Company for the nine-month period ended June 30, 2019, and the fiscal years ended June 30, 2019 through June 30, 2023;

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Spoke with certain members of the management of the Company regarding the business, operations, financial condition and prospects of the Company, the Offer and related matters;

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Review the current and historical market prices and trading volumes for the Shares;

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Compare the financial performance of the Company with that of certain other public companies that MHT deemed to be relevant;

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Consider the publicly available financial terms of certain transactions that MHT deemed to be relevant;

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Analyze premiums paid for shares in publicly traded companies of similar size and industry; and

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Conduct such other financial studies, analysis and inquiries, including a discounted cash flow analysis, and consider such other information and factors as MHT deemed appropriate.

In conducting its review and arriving at its opinion, MHT, with the special committee’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial forecasts, projections and other information provided to it or otherwise made available by the Company or which was publicly available. MHT did not assume any responsibility for the accuracy or completeness, or independently verify, any such information. In addition, MHT did not conduct, nor did it assume any obligation to conduct, any physical inspection of the properties or facilities of the Company. MHT relied upon the assurance of management of the Company that they were unaware of any facts that would make the information provided to MHT incomplete or misleading in any respect. MHT, with the special committee’s consent, assumed that the prospective financial statements which it examined were reasonably prepared by the management of the Company on bases reflecting the best then-currently available estimates and good faith judgments of such management as to the future performance of the Company. MHT also assumed that in the course of obtaining the necessary approvals, consents and releases for the Offer, no modification, delay, restriction or condition would be imposed that would have a material adverse effect on the Company or the Offer and that the Offer would be consummated in accordance with applicable laws and regulations and as described in this Offer to Purchase, without delay, waiver, amendment or modification of any material term, condition or agreement. To the extent that any of the foregoing assumptions or any of the facts upon which MHT’s opinion were based prove to be untrue in any material respect, its opinion could not and should not be relied upon.
In rendering its opinion, MHT did not perform any independent appraisal of the assets or liabilities of the Company. MHT’s analysis did not constitute an examination, review or compilation of the prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). MHT does not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements or other information, if used, are presented in conformity with AICPA presentation guidelines. Furthermore, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected, and those differences may be material. MHT assumed the Company was not then involved in any material transaction other than the Offer, those activities disclosed in the Company’s filings with the SEC, those activities described in the Offer to Purchase and related materials filed with the SEC, and those activities undertaken in the ordinary course of conducting Company’s business.
MHT assumed, with the special committee’s consent, that there were no legal issues with regard to the Company or the Offer that would affect its opinion, and relied on this assumption without undertaking any independent investigation or inquiry. MHT provided no legal, regulatory, accounting, insurance, tax or other similar professional advice to any person in connection with the Offer. Furthermore, MHT relied, with the special committee’s consent, on the assessments by the Company and its advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Offer.
MHT’s opinion is necessarily based upon economic and market conditions and other circumstances as they existed as of the date of its opinion. It should be understood that although subsequent developments may affect its opinion, MHT does not have any obligation to update, revise or reaffirm its opinion and it expressly disclaims any responsibility to do so. MHT was not asked to and did not evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. MHT’s opinion expresses no view as to the federal, state or local tax consequences of the Offer. MHT is not expressing any opinion as to the prices at which the Shares will trade at any time. MHT was not requested to opine as to, and its opinion does not in any manner address, the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation offered to holders of Shares pursuant to the Offer. Finally, MHT was not requested to opine as to, and its opinion does not express an opinion as to or otherwise address the fairness, advisability or impact of any portion or aspect of the Offer to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except as and only to the extent expressly set forth in the last sentence of its opinion.
The following represents a summary of the material financial analyses employed by MHT in connection with providing its opinion to the special committee. The following summary does not purport to be a complete description of the financial analyses performed by MHT, nor does the order of analyses described represent relative importance or weight given to those analyses performed by MHT.
Historical Stock Performance.   MHT reviewed and analyzed recent and historical market prices and trading volume for the Shares and compared such market prices to certain stock market indices. MHT analyzed the Purchase Price to be paid to the Company’s stockholders pursuant to the Offer in relation to one and two year price and volume activity. The two year average closing price as of January 2, 2019 was $1.94 and the two year average daily trading volume was 50,235 shares. The one year average closing price as of January 2, 2019 was $1.78 and the one year average daily trading volume was 68,410. MHT also performed a share price analysis, concluding the Company’s Share price has closed above $2.40 (the Purchase Price) three times in the last two years and zero times in the last year.
Analysis of Selected Publicly Traded Companies.   MHT compared certain financial information and commonly used valuation measurements for the Company to corresponding information and measurements for a group of publicly traded wine producers: Andrew Peller Limited, Viña San Pedro Tarapacá S.A., Crimson Wine Group, Ltd., Bodegas Esmeralda S.A., Australian Vintage Ltd, Masi Agricola S.p.A., Italian Wine Brands S.p.A., Foley Family Wines Limited, and Willamette Valley Vineyards, Inc. Such financial information and valuation measurements included, among other things, (i) equity valuation; (ii) share price, (iii) stock price performance, and (iv) ratios of common equity market value as adjusted for debt and cash (“Enterprise Value” or “EV”) to revenues, gross profit, and earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the last twelve months of publicly available data (“LTM”). To calculate the trading multiples for the Company and the selected companies, MHT used publicly available information concerning historical and projected financial performance and reviewed the selected public companies taken as a group. MHT also used the Company management’s prospective financial information to evaluate the Company in comparison to peers. As of January 2, 2019, the median EV/LTM Revenue for the selected companies was 2.0x while the Company’s Shares trade at 1.3x. The median EV/EBITDA for the selected companies was 10.5x while the Company’s Shares trade at 7.2x as of January 2, 2019. None of the selected companies utilized as a comparison is identical to the Company. Accordingly, MHT believes the analysis of publicly traded comparable companies is not simply mathematical. MHT identified many factors that provide a significant difference between the Company and the comparable companies, including but not limited to, size, geography, and product mix. Given the complex and subjective considerations and qualitative judgments, MHT concluded the trading metrics against comparable companies is consistent with market factors.
Analysis of Selected Precedent Transactions.   MHT reviewed the financial terms, to the extent publicly available, of selected mergers and acquisition transactions completed in recent history and then calculated various financial multiples based on certain publicly available information for each of the selected transactions. MHT evaluated all wineries and vineyards which underwent a minority acquisition (less than 50% stake), in North America, South America, Europe, and the Middle East over the five-year period ended January 2, 2019 for companies with market capitalizations between $25 million and $1 billion. In evaluating the M&A transaction analyses, MHT identified three relevant transactions: the acquisition of Viña San Pedro Tarapacá S.A. by CCU Inversiones S.A., the acquisition of Bodegas Bilbaínas, S.A. by Ducde, S.A., and the acquisition of Barkan Wine Cellars Ltd. by Tempo Beverages Ltd. The median EV/LTM Revenue multiple for the selected transaction targets was 2.0x while the Company’s Shares trade at 1.3x, and the median EV/LTM EBITDA multiple was 8.9x while the Company’s Shares trade at 7.2x as of January 2, 2019.
Discounted Cash Flow Analysis.   MHT performed a discounted cash flow (“DCF”) analysis of the Company based on prospective financial information provided by the Company’s management through 2023. This prospective financial information included royalty payments generated by the sale of the wholesale business in August 2018, and are based on management guidance. MHT assumed that the prospective financial statements which it examined were reasonably prepared by the management of the Company on bases reflecting the best then-currently available estimates and good faith judgments of such management as to the future performance of the Company. MHT noted, however, that the prospective financial statements were based on numerous assumptions made by the Company’s management and that there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected, and those differences may be material.
Based on these assumptions, MHT calculated the discounted cash flow values for the Company as the sum of the net present values of  (i) the estimated levered free cash flows that the Company will generate for the fiscal years ending June 30, 2019, through 2023, plus (ii) the terminal value of the Company at the end of such period. The terminal values of the Company were calculated based on the perpetuity growth methods. MHT used discount rates based on its judgment of the estimated weighted average cost of capital (“WACC”) of the Company, calculated by using the unlevered betas of the previously mentioned public company comparable companies. Given the fact that none of the comparable companies are identical to the Company, MHT used the Company’s size, liquidity, and other market factors to calculate, to the best of its ability, the WACC for the Company. Based on these analyses, MHT determined that a WACC of 15.7% was appropriate and fair for the DCF analysis.
In the DCF calculation, MHT arrived at a per share range of  $0.44 – $0.49 using a WACC range of 14.7% to 16.7% and a perpetual growth rate of 1.5% to 3.5%. MHT believes the application of the discounted cash flow analysis is not simply mathematical. Rather, it involves complex and subjective considerations and qualitative judgments, as referenced in MHT’s opinion.
Premiums Paid Analysis.   MHT also conducted premiums paid analysis over three time periods: 1 day prior, 1 month prior and 90 days prior. The transactions were screened to gather minority stake (less than 50% ownership) mergers and acquisitions in North America and Europe under $100 million, within the last five years. Two different sets of data were collected, one for consumer discretionary or consumer staples companies and another for all companies. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account conditions during the period of time during which the selected transactions occurred. The resulting analysis displayed premiums associated with consumer companies of 0.83%, 2.78% and 0.05% for the share prices 1 day prior, 1 month prior and 90 days prior to the transaction, respectively, as of January 2, 2019. The premiums associated with all deals are 0.14%, 1.46% and 0.02% for the share prices 1 day prior, 1 month prior and 90 days prior to the transaction, respectively, as of January 2, 2019. Applying the premiums above to the Company’s Share price 1 day prior to close results in a share Price of  $1.95 for consumer transactions and $1.93 for all transactions, using the Share price 1 month prior to close results in a Share price of  $2.07 for consumer transactions and $2.04 for all transactions, and using the Share price 90 days prior to close results in a Share price of  $1.94 for consumer transactions and $1.94 for all transactions.
The foregoing description is only a summary of the analyses and examinations that MHT deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by MHT. The preparation of a fairness opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances and, therefore such an opinion is not readily susceptible to partial analysis or summary description. MHT believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the special committee. In addition, MHT may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of MHT with respect to the actual value of the Shares that may be tendered in the Offer.
In performing its analyses, MHT made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by MHT are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by MHT with respect to its opinion. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. MHT’s opinion and presentation was only one of the factors that the special committee took into consideration in making its determination to approve the Offer.
When the special committee engaged MHT, the Company paid a retainer fee of  $25,000. The Company paid MHT an additional fee of  $125,000, which was due upon MHT advising the special committee that it was prepared to deliver its opinion. The Company has also agreed to reimburse MHT for its reasonable expenses and to indemnify MHT, its affiliates, and its respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. In the past two years, MHT has received approximately $690,000 in fees for financial advisory services rendered to the Company associated with the Company’s recent sale of assets related to its wholesale wine business. Otherwise, MHT has not had a material relationship with, nor otherwise received fees from, the Company during the two (2) years preceding the date of its opinion. The special committee was aware of MHT’s prior service to the Company and the MHT opinion fee structure and took these arrangements into account in considering MHT’s opinion and in approving the Offer.
MHT may perform financial services for the Company and its affiliates in the future and, in such case, would expect to receive customary fees for such services.
The full text of the written opinion of MHT delivered to the special committee, which describes, among other things, the assumptions made, matters considered, qualifications and limiting conditions relative to arriving at its opinion, is attached to the Schedule TO as Exhibit (c)(1) and is incorporated into this document by reference in its entirety. In addition, MHT’s opinion will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested equity security holder of the Company or representative who has been so designated in writing. Holders of Shares are encouraged to read the opinion carefully in its entirety. MHT’s opinion was provided to the special committee in connection with its evaluation of the consideration proposed to be offered for Shares held by the Company’s stockholders in the Offer. The opinion does not constitute a recommendation to any stockholder or any other person as to how such person should act with respect to the Offer or otherwise (including, without limitation, whether or not to tender Shares in connection with the Offer).
Certain Effects of the Offer
Following is a review of certain expected effects of the Offer, including the effects of a potential delisting and deregistration of the Shares following the Offer.
Return of Capital
We believe that the Offer represents an efficient mechanism to provide holders of Shares (including Shares issuable upon exchange of the LLC Units) with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company if they so elect. This provides stockholders, particularly those who, because of the size of their stockholdings, might not be able to sell their Shares without potential disruption to the Share price, an opportunity to obtain liquidity with respect to their Shares without potential disruption to the Share price and the usual transaction costs associated with market sales. The Offer also provides our stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales; however, stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.
We believe that the purchase of Shares is an attractive use of a portion of our available capital on behalf of our stockholders and is consistent with our long-term goal of increasing stockholder value. We believe we have adequate sources of capital to both complete the Offer and continue with our regular pursuit of business opportunities. The Offer is also expected to provide stockholders with an opportunity to liquidate their Shares for a price that the special committee determined to be procedurally and substantively fair, after considering a number of factors, including the opinion of the special committee’s financial advisor, MHT, that, as of the date of the opinion, the consideration to be offered for Shares held by the Company’s stockholders in the Offer is fair, from a financial point of view, to such holders (when considering only the interests of each such holder in its capacity as a holder of Shares).
After the Offer is completed, we believe that our anticipated cash flow from operations, our financial condition and our access to credit and capital markets will be adequate for our needs. However, actual experience may differ significantly from our expectations. See “Forward-Looking Statements.” In considering the Offer, the special committee and the Board of Directors took into account the expected financial impact of the Offer on our liquidity.

Stockholders may be able to sell non-tendered Shares in the future at a net price that may be more or less favorable than the Purchase Price to be paid to the Company’s stockholders pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell its Shares in the future. Holders of LLC Units may be able to sell non-exchanged LLC Units in the future or exchange the LLC Units for the Company’s Shares pursuant to the Exchange Agreement, subject to the conditions outlined in the LLC Agreement, at a net price that may be more or less favorable than the Purchase Price to be paid for Shares issued upon exchange of LLC Units pursuant to the Offer. We can give no assurance as to the price at which a unitholder may be able to sell or exchange its LLC Units in the future. See Section 11. See also the discussion of the effects of potential delisting and deregistration of the Shares, including related liquidity risks, in Purpose of and Reasons for the Offer above.
Change in Percentage Ownership
In addition, stockholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so at no cost to them by not tendering their Shares in the Offer, and if the Company completes the Offer, will therefore realize a proportionate increase in (i) their relative ownership interest in the Company following the purchase of Shares pursuant to the Offer and (ii) their relative economic interest in the LLC following the purchase of Shares pursuant to the Offer. Similarly, holders of LLC Units who do not have the Shares issuable upon exchange of their LLC Units purchased in the Offer will realize a proportionate increase in (i) their relative economic interest in the LLC and (ii) their voting interest in the Company following the purchase of Shares pursuant to the Offer.
Continuing stockholders will continue to receive the benefits that result from ownership of all, or a significant amount, of the equity interest in us. Such benefits include management and investment direction with regard to the future conduct of our business and the benefits of the profits generated by operations and increases, if any, in our value. These stockholders will also continue to bear the risks associated with owning the Shares, including any decrease in value following the Offer. Stockholders may be able to sell non-tendered Shares in the future on the NASDAQ or otherwise, at a net price significantly higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his, her or its Shares in the future, if at all. See also the discussion of the effects of potential delisting and deregistration of the Shares, including related liquidity risks, in Purpose of and Reasons for the Offer above.
Of course, we may issue additional Shares and other securities at any time, and these issuances will reduce your percentage ownership interest. As discussed below, we may in the future purchase more of our Shares, which would have the effect of increasing your percentage ownership interest.
Shares that we acquire in the Offer will be restored to the status of authorized and unissued shares. These shares will be available for us to issue without further stockholder action (except as required by applicable law or regulation) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for the reissuance of the Shares purchased pursuant to the Offer.
The LLC will, immediately prior to the repurchase of Shares in this Offer, redeem a number of LLC Units held by the Company equal to the number of Shares repurchased by the Company in the Offer, at an aggregate purchase price equal to the aggregate purchase price paid for the Shares being repurchased by the Company (plus any expenses related thereto). The LLC will also, immediately prior to the exchange of LLC Units into Shares to be purchased in connection with the Offer, repurchase a number of LLC Units held by the Company equal to the number of LLC Units exchanged into Shares and subsequently purchased by the Company in the Offer, at an aggregate purchase price equal to the aggregate purchase price of such Shares being repurchased by the Company. Any LLC Units acquired by the Company pursuant to the Offer will be retained by the Company.

In addition to the primary purpose discussed above, the Offer could also have the effects described below:
Reduction in Number of Stockholders
As of September 26, 2018, there were approximately 74 stockholders of record who hold such shares for the benefit of a larger number of beneficial holders. The number of stockholders of record and beneficial holders whose Shares will be repurchased in total depends upon how many of such holders tender all of their Shares and how many Shares are tendered.
The Offer will reduce the Company’s “public float” (the number of Shares owned by non-affiliated stockholders and available for trading in the securities markets), and is likely to reduce the number of the Company’ stockholders and the LLC’s holders of LLC Units.
We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NASDAQ and the conditions of the Offer, we do not believe that our purchase of Shares under the Offer will directly cause our remaining outstanding Shares to be delisted from the NASDAQ; however, as discussed herein, following the Offer the Company may determine that delisting from NASDAQ is in the best interests of the Company and its stockholders. Further, we believe that we are currently eligible to deregister our Shares under the Exchange Act, and accordingly we believe that our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. However, as discussed herein, upon completion of the Offer, we may determine that delisting and deregistration is in the best interests of the Company and its stockholders.
Based on the number of beneficial holders and the identity and nature of our record holders and the size of their positions, we cannot predict whether our purchase of Shares pursuant to the Offer will, or is reasonably likely to, directly or indirectly, cause or result in the Shares being delisted from the NASDAQ or becoming eligible for termination of registration under the Exchange Act, and the Offer is not conditioned upon such a determination. However because the Offer could, either directly or indirectly, have the effect of causing the Company to be eligible for deregistration under the Exchange Act or to be delisted from the NASDAQ, we discuss both the consequences of any subsequent decision to delist from the NASDAQ and deregister the Shares, as well as the fairness of the Offer, in this Offer to Purchase.
Delisting and Effect on Market for Shares
Our Shares have historically traded on the NASDAQ. There has historically been a limited trading market for our Shares, resulting in limited liquidity, relatively low prices and trading volume.
Following the Offer, we may take steps to discontinue any further public trading of our shares through the NASDAQ, the OTC markets or otherwise. Once this trading ceases, our Shares will no longer be quoted for public trading and trades in such Shares would only be possible through privately negotiated transactions.
Termination of Exchange Act Registration and Reporting
Our Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and comply with proxy rules in connection with meetings of our stockholders. Such registration may be terminated upon our application to the SEC if there are fewer than 300 holders of record of our Shares. Although, as of September 26, 2018, we had approximately 74 record holders, such record holders hold such shares for the benefit of a larger number of beneficial holders. Repurchase of Shares in the Offer is expected to reduce the number of holders of record and beneficial holders, potentially to a level at which the Board would determine that deregistration could be in the best interests of the Company and its stockholders.
If the Company were to delist and deregister, we would cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements. Our stockholders after any such deregistration would, therefore, have access to much less information about us and our business, operations and financial performance. We would also no longer be subject to the provisions of the Sarbanes-Oxley Act of 2002 and the liability provisions of the Exchange Act, including the requirement that our officers certify the accuracy of our financial statements, and our officers and directors will no longer be subject to the reporting requirements of Section 16 of the Exchange Act, or be subject to the prohibitions against short-swing profits. Furthermore, the ability of  “affiliates” of the Company and other persons to dispose of their shares of common stock that are “restricted securities” pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.
The Company incurs direct and indirect costs and burdens associated with the filing and reporting requirements imposed on SEC reporting companies by the Exchange Act and complying with the Sarbanes-Oxley Act. Examples of anticipated direct cost savings from terminating registration of our Shares include substantially less complicated disclosure, reduced professional and advisory fees, reduced accounting fees, reduced insurance costs, reduced printing and mailing costs for corporate communications, reduced investor relations and media costs and reduced miscellaneous, clerical and other expenses (e.g., the word processing, specialized software and electronic filings associated with SEC filings).
Our costs associated with the routine SEC filing and reporting requirements are estimated to have been approximately $593,087, or 25% of our administrative expense for the 2018 reporting year.
These expenses consisted of the following:
Accounting and Legal Fees	$455,449
Directors and Officers Liability Insurance	63,000
Corporate Communications	34,638
SEC/NASDAQ	40,000
Total	$593,087
We believe that the costs incurred over the 2018 reporting cycle, less approximately $175,000 for recurring annual audit expense and director and officer insurance costs for a private company, are a conservative estimate for the recurring annual cost savings that should result from delisting from NASDAQ and termination of our SEC registration.
Further, deregistration is expected to allow management to spend more time focused on its regular business activities. As a non-reporting public company or private company, our management would have increased flexibility and time to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce short term quarterly earnings per share growth.
We know that there are advantages to being an SEC reporting company, including potential investment liquidity and the possibility for use of Shares to raise capital or make acquisitions. However, we have not fully realized any of these benefits to date and may not be in a position to do so in the foreseeable future. In our experience, companies of our size do not typically receive the necessary attention from stock analysts and the investment community to create substantial liquidity.
The SPECIAL COMMITTEE OF THE Company’s Board, COMPRISED of independent directors, believes that the Offer taken as a whole is procedurally and substantively fair to OUR STOCKHOLDERS, INCLUDING the unaffiliated STOCKholders of the Company. THIS DETERMINATION WAS BASED ON SEVERAL FACTORS, INCLUDING THE Fairness opinion of MHT. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE SPECIAL COMMITTEE, MHT, THE INFORMATION AGENT, OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE SPECIAL COMMITTEE, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND

EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER.
We have not made any provision in connection with the Offer to grant unaffiliated stockholders access to the Company’s corporate files or to obtain counsel or appraisal services at Company expense and stockholders have no appraisal rights in connection with the Offer.
Additional Background to the Offer
On numerous occasions over the past few years the Company has explored a number of transactions in response to the Company’s market position, including equity/debt financings, going-private, mergers and acquisitions and expense reductions. In evaluating the various alternatives available to the Company, the Board reviewed the Company’s financial condition and indebtedness and availability of financing, current and future business opportunities that the Company intends on pursuing in the wine industry, the competitive landscape in such industry, the future projected growth potential, product and feature comparisons, the time and capital required to exploit these commercial opportunities and the potential rewards available to the Company’s stockholders as a result of the Company’s pursuit of these opportunities.
In April 2017, the Company retained MHT as the Company’s financial advisor to identify strategic alternatives for the Company, including a possible acquisition of the Company. Also in April 2017, the Board formed a Special Transactions Committee (the “Transactions Committee”) to evaluate possible transactions, including mergers and acquisitions, financing alternatives and possible structures for going private transactions. The Board appointed Barrie Graham, Dan Carroll and Marcus Benedetti to the Transactions Committee, as well as Paul Weber (who served on the Transactions Committee until his resignation from the Board in May 2018) and Spencer Grimes, who joined the Transactions Committee when he became a member of the Board. From time to time commencing in May 2017 through May 2018, MHT contacted over 100 possible financial sponsors and strategic acquirers concerning possible strategic transactions involving the Company, and periodically reported its progress to the Transactions Committee and the Board.
On May 11, 2018, at its regular meeting, the Board received an update from MHT on possible strategic transactions, including a possible offer from Precept to acquire the Company’s wholesale wine business. At this meeting, the Board requested that its outside counsel, O’Melveny & Myers LLP (“O’Melveny”), provide advice regarding transaction structures, including transaction structures which would provide a cash distribution to its stockholders. On June 5, 2018, O’Melveny provided a report to the Transactions Committee concerning possible transaction structures.
On June 15, 2018, the Company received a revised proposal from Precept. During June 2018, the Board met three times and the Transactions Committee met, along with MHT and O’Melveny, on two additional occasions to review and negotiate the Precept offer, and discuss possible uses of proceeds to be received from such transaction, including possible distributions to stockholders. On June 19, 2018, at the request of the Transactions Committee, O’Melveny provided a presentation concerning structuring a possible self-tender offer to Company stockholders, to occur on successful conclusion of the Precept transaction. On June 21, 2018, the Board authorized management to negotiate a definitive agreement with Precept for the sale of its wholesale wine business. During June and July 2018, the Transactions Committee and Company management negotiated definitive agreements for the sale of the wholesale wine business to Precept, and held periodic update calls.
During its consideration of a possible self-tender offer or other distribution to stockholders, in June 2018 O’Melveny was asked to advise management and the Board about alternatives to remaining a listed public company. O’Melveny advised that if the Company had fewer than 300 stockholders of record, then the Company could deregister its Shares and thereby not be subject to the Exchange Act reporting requirements and could delist from the NASDAQ and ensure that the shares would not be traded on over the counter markets, such as the OTC markets (sometimes referred to as “going dark”). At that time, based on shareholder lists, the Company had approximately 70 stockholders of record. Although the number of record holders of the Company was and is now low enough to deregister and delist, the large number of record holders that hold the shares for the benefit of third parties (for example, an investment advisor holding for multiple beneficial owners) leaves open the possibility of substantial increases in the number of record owners if one of those record holders elects to distribute the Shares that it holds to the underlying beneficial owners. If the number of record holders were to increase above 300 before deregistration, the Company would not be able to deregister, and that if the number of record holders were to increase to over 2,000 (or 500 non-accredited holders) subsequent to deregistration, the Company could again become subject to Exchange Act reporting requirements under Section 12(g). In light of this information, management and the Board began to consider alternatives such as delisting from the NASDAQ and listing the Shares for trading over-the-counter.
On July 23, 2018, the Board met to discuss the sources and uses of cash to fund a self-tender, including consideration to be received in the Precept transaction.
On August 13, 2018, the Transactions Committee and the Board approved the definitive agreements for the Precept transaction. The transaction closed later that day.
In August 2018, following the closing of the Precept transaction, the Transactions Committee met to review the Company’s cash position and to evaluate possible transactions that would provide a distribution to stockholders, including a self-tender offer. The Transactions Committee requested that O’Melveny prepare a detailed time and responsibility checklist for a self-tender offer and alternatives for deregistering and/or delisting from the NASDAQ and trading the Company’s shares on an over-the-counter market.
On September 25, 2018, members of Company management and members of the Transactions Committee along with O’Melveny met to discuss the timeline and deregistering and/or delisting from the NASDAQ.
On October 9, 2018, at its regular meeting, the Board continued to discuss a self-tender offer and requested that management provide detailed financial analysis to inform the decision.
On November 12, 2018, at a special meeting of the Board, management made a comprehensive presentation regarding the strategic plan for the Company, including an analysis of the Company’s direct to consumer business, market opportunity, the Company’s target market and current and potential competitors. The Board reviewed the strategic plan and discussed potential strategic opportunities. A discussion also took place regarding potential transactions such as a self-tender offer to return cash to the Company’s stockholders, including procedural safeguards which could be put in place to assure that any such transactions would be fair to the Company’s stockholders in light of potential deregistration and/or delisting from the NASDAQ. As a result of this discussion, the Board established a special committee comprised solely of independent directors to investigate the feasibility of such a transaction and that such special committee be authorized to act on behalf of the Board. The Board then appointed Gerry Hansen, Barrie Graham and Marcus Benedetti to serve on the special committee. Ms. Hansen was elected chairperson of the special committee.
The special committee was authorized to engage the services of MHT or another appropriate financial advisor and independent counsel (if deemed necessary by the special committee). In addition, the special committee was, at all times, free to recommend the adoption of additional procedural protections if it deemed the adoption of such additional protections necessary or advisable to ensure the fairness of any proposed transaction. On November 13, 2018, the special committee engaged the services of MHT Securities, L.P. as its independent financial advisor (“MHT”) to evaluate the fairness, from a financial point of view, of the consideration to be offered for Shares in the Offer. MHT thereafter proceeded with the conduct of its financial analysis pursuant to the terms of its engagement.
At a meeting of the special committee on January 3, 2019, a representative of MHT reviewed its financial analysis with the special committee. MHT then delivered its oral opinion, which was subsequently confirmed in writing, that, as of that date and based upon the assumptions made, matters considered, qualifications and limiting conditions set forth in MHT’s written opinion, the consideration to be offered for Shares held by the Company’s stockholders in the Offer is fair, from a financial point of view, to such holders (when considering only the interests of each such holder in its capacity as a holder of Shares).
At a meeting on January 4, 2019, following discussion and deliberation, the special committee approved the proposed self-tender offer described in this Offer to Purchase and recommended approval of the proposed self-tender offer by the Company’s Board. In connection with that approval, the special committee considered, among other factors, the factors set forth under “Fairness of the Offer” above, the impact of the use of such funds on the Company’s working capital, the absence of desirable acquisition opportunities, and the prospects for the sale of certain assets of the Company. The special committee concluded that, subject to the risks and uncertainties discussed in the Company’s periodic reports, the Company would have adequate financing and liquidity to support its current level of operations through at least the next twelve months even if the Offer is fully subscribed.
In light of the possibility that, due to the Company’s stockholder base and prior discussions, a self-tender offer could indirectly result in the Shares being delisted from the NASDAQ or becoming eligible for termination of registration under the Exchange Act, the special committee also considered the fairness of the Purchase Price. Accordingly, the special committee concluded that the Company’s stockholders could and should be able to evaluate the Offer on the basis that the Offer may indirectly result in delisting from NASDAQ and deregistration of the Shares, and that the Offer should provide the disclosure required by applicable law with respect to such a transaction.
At a meeting on January 4, 2019, the Board approved the special committee’s recommendation of a self-tender offer to purchase shares for an aggregate consideration of  $2.40, funded from the Company’s cash on hand. In approving such recommendation, the Board considered the report of the special committee on its work and the impact of the use of such funds on the Company’s working capital, concluding that, subject to the risks and uncertainties discussed in the Company’s periodic reports, the Company would have adequate financing and liquidity to support its current level of operations through at least the next twelve months even if the Offer is fully subscribed.
Upon determining that the Offer taken as a whole would be both procedurally and substantively fair to unaffiliated stockholders of the Company, including determining that the Purchase Price would be fair to unaffiliated stockholders who tendered their shares and to stockholders who did not tender their shares, the special committee and the Board authorized management and the Company’s legal advisors to proceed with the Offer.
The Board and special committee met again on January 11, 2019 to confirm that no material changes in the Company or otherwise had taken place since the meetings to approve the Offer on January 4, 2019 that would impact their prior approvals of the Offer and, determining none, instructed management and the Company’s legal advisors to proceed with the Offer.
Other Plans or Proposals
It is expected that following the Offer, our business and operations will be continued substantially as they are currently being conducted by management.
Except as disclosed or incorporated by reference in this Offer to Purchase, we have no current plans, proposals or negotiations that relate to or would result in:
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any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

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any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

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any material change in our present dividend rate or policy, our indebtedness or capitalization;

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any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

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any material change in our corporate structure or business;

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any class of our equity securities becoming delisted from the NASDAQ, or ceasing to be authorized to be quoted on the NASDAQ;

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any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

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the termination or suspension of our obligation to file reports under 15(d) of the Exchange Act;

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the acquisition or disposition by any person of our securities, other than the grant of RSUs or stock options to employees and directors in the ordinary course of business, and the issuance of Shares upon the vesting or exercise thereof; or

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any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

As discussed above in this Section 2, we believe that the Company currently has fewer than 300 holders of record of the Shares, making it eligible to deregister the Shares with the SEC following a delisting of the Shares from the NASDAQ and following the completion of the Offer may pursue alternatives to remaining a NASDAQ listed reporting company, which may include delisting from the NASDAQ, trading on the over the counter (OTC) markets, deregistering our shares under the Exchange Act, ceasing our public reporting and filings and/or taking steps to discontinue any further public trading of our stock. The Company may also pursue interim alternatives to achieve such results, including seeking stockholder approval for a reverse stock split if it is determined to be in the best interests of the Company and the Company’s remaining stockholders.
We have considered and may make additional repurchases of Shares following the completion of the Offer, should the Board determine it has sufficient available cash to do so, and as such the Company retains the right, from time to time, to continue to repurchase Shares. At such time, the Company may purchase additional Shares in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally prohibits us and our affiliates from purchasing any Shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the Shares, the results of the Offer, our business and financial position and general economic and market conditions.
Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing stockholder value, and we may undertake or plan actions that relate to or could result in one or more of these events. In furtherance thereof, our management periodically assesses possible acquisitions, divestitures and other extraordinary corporate transactions as well as indebtedness, capitalization, special dividends or changes in dividend policy and other matters.
Nothing in the Offer will preclude us from considering any of the foregoing events or pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law, and we reserve the right to do so. Although we may not have any current plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we consider from time to time, and may undertake or plan actions that relate to or could result in, one or more of these events. Stockholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events. Upon completion of the Offer, we may elect to delist from the NASDAQ, terminate our registration under the Exchange Act and to take steps to discontinue any further public trading of our shares through the NASDAQ, over the counter markets such as the OTC markets, or otherwise. Upon termination of our Exchange Act registration, we would no longer be required to file periodic reports with the SEC. See “Certain Effects of the Offer” above and in Section 12.
3. Procedures for Tendering Shares.
Proper Tender of Shares.   For Shares to be properly tendered pursuant to the Offer, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 midnight, New York City time, at the end of the day on Monday, February 11, 2019, by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
In the alternative, the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.
Stockholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.
All LLC Units are registered in the holder’s name and held in non-certificated form, except in limited circumstances, if any, where the sole managing member has caused the LLC to issue certificates to a holder pursuant to the limited liability company agreement of the LLC. All unitholders whose LLC Units are held in non-certificated form must use a Letter of Transmittal to tender his, her or its Shares to be issued upon exchange of his, her or its LLC Units as described in the paragraphs above. By submitting a Letter of Transmittal, a holder of LLC Units will be deemed to have exchanged its LLC Units into Shares, subject to acceptance by the Company of such Shares in the Offer, immediately prior to the Expiration Date and pursuant to the terms of the Exchange Agreement and the LLC Agreement.
Stockholders may tender Shares (including Shares issuable upon exchange of the LLC Units) subject to the condition that all, or a specified minimum number of Shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. See Section 6. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 14.
Signature Guarantees and Method of Delivery.   No signature guarantee is required if:
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the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal; or

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Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an “Eligible Institution.” See Instruction 1 of the Letter of Transmittal.

If a certificate for Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or new certificates for Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.
Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:
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one of  (a) certificates for the Shares or (b) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC or, with respect to the LLC Units, into the in-house ledger, as described below;

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one of  (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

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any other documents required by the Letter of Transmittal.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal (if that person is a registered holder) and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.
The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.
All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.
Book-Entry Delivery.   The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by means of a book-entry transfer by causing DTC to transfer Shares into the Depositary’s account in accordance with DTCs procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.
LLC Units are held in non-certificated form, except in limited circumstances. The non-certificated LLC Units are maintained in the LLC’s in-house ledger. Based on the in-house ledger, and upon receipt of the applicable documentation outlined above, the Company will cause the LLC Units to be credited on the in-house ledger. A validly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover age of this Offer to Purchase prior to the Expiration Date. By submitting a Letter of Transmittal, a holder of LLC Units will be deemed to have exchanged its LLC Units into Shares, subject to acceptance by the Company of such Shares in the Offer, immediately prior to the Expiration Date and pursuant to the terms of the Exchange Agreement and the LLC Agreement.
Guaranteed Delivery.   If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be affected if all the following conditions are met:
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your tender is made by or through an Eligible Institution;

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a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

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the Depositary receives at the address listed on the back cover of this Offer to Purchase and within the period of two NASDAQ trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.
Procedures for Stock Options.   We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender the Shares received upon exercise into the Offer. Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.
If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your stock options, the date of your stock option grants, the remaining term in which you may exercise your options and the provisions for prorated purchases described in Section 1.
Procedures for RSUs.   Shares issued pursuant to vested RSUs are eligible to be purchased on the same basis as other Shares in the Offer. We are not offering, as part of this Offer, to purchase unvested RSUs which have not been earned and paid out, and tenders of such RSUs will not be accepted.
Return of Unpurchased Shares.   If any properly tendered Shares (including Shares issuable upon exchange of LLC Units) are not purchased under the Offer or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a stockholder’s certificate(s) are tendered, we will credit the certificates to book-entry for unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at DTC or LLC Units tendered by book-entry credited to the in-house ledger, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC or the LLC, in each case without expense to the stockholder.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event a condition of the Offer is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, nor the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.   It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (1) has a “net long position” equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (2) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.
A tender of Shares in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (2) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.
A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.
All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.
Lost or Destroyed Certificates.   Stockholders whose certificates for part or all of their Shares have been lost, destroyed or stolen may contact American Stock Transfer & Trust Company, LLC, the Depositary, and transfer agent for the Shares, at the toll-free number (800) 937-5449 or at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us or the Information Agent. Any certificates delivered to us or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.
Information Reporting and Backup Withholding.   Payments made to stockholders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain stockholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup United States federal income tax withholding, each non-corporate stockholder who is a U.S. Holder (as defined in Section 14) and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the stockholder’s taxpayer identification number (employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the stockholder to a $50 penalty imposed by the IRS.
Certain “exempt” recipients (including, among others, generally all corporations and certain non-U.S. Holders (as defined in Section 14)) are not subject to these backup withholding requirements. For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8BEN-E or other applicable Form W-8), signed under penalties of perjury, attesting to such non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). A disregarded domestic entity that has a regarded foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. See Instruction 9 to the Letter of Transmittal.
Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.
Stockholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
United States Federal Withholding Tax on Payments to Non-U.S Holders.   Because it is unclear whether the cash received by a non-U.S. Holder (as defined in Section 14) in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. In order to obtain a reduced rate of withholding pursuant to an applicable income tax treaty, a non-U.S. Holder must deliver to the Depositary or other applicable withholding agent, before the payment is made, a properly completed and executed IRS Form W-8BEN or W-8BEN-E claiming such a reduction. In order to claim an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the Depositary or other applicable withholding agent, before the payment is made, a properly completed and executed IRS Form W-8ECI.
A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or if the stockholder is entitled to a reduced rate of withholding pursuant to any applicable income tax treaty and a higher rate of withholding was applied.
Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.
4. Withdrawal Rights.
Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. Shares that have not previously been accepted by us for payment may be withdrawn at any time after 12:00 midnight, New York City time, at the end of the day on March 12, 2019, the expiration of 40 business days after the commencement of the Offer.
For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder; the number of Shares to be withdrawn; and the name of the registered holder of the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC (or, in the case of LLC Units tendered by book-entry credited to the in-house ledger, the name) to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.
We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Neither we nor the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification.
Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.
If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.
5. Purchase of Shares and Payment of Purchase Price.
Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will accept for payment and pay for (and thereby purchase) Shares properly tendered and not properly withdrawn. We intend to purchase up to 1,000,000 Shares (including Shares issuable upon exchange of the LLC Units) and may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer.
For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to proration, “Odd Lot” priority and conditional tender provisions of the Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.
Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay the per Share purchase price for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:
•
certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC or, with respect to the LLC Units, into the in-house ledger;

•
a properly completed and duly executed Letter of Transmittal or an Agent’s Message in the case of book-entry transfer; and

•
any other documents required.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including Shares not purchased due to proration or conditional tenders, will be credited to book-entry with the Depositary, and, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense. The Company will return LLC Units to you if the underlying Shares for the LLC Units are not accepted by the Company in the Offer at our expense promptly after the Expiration Date or termination of the Offer.
Under no circumstances will interest be paid on the Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.
We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person will be deducted from the Purchase Price unless evidence satisfactory to us of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 6 of the Letter of Transmittal.
6. Conditional Tender of Shares.
In the event of an over-subscription of the Offer, Shares tendered prior to the Expiration Date will be subject to proration (subject to the exception for Odd Lot Holders). See Section 1. As discussed in Section 14, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each stockholder to consult with his or her own financial and tax advisors with respect to the advisability of making a conditional tender.
Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that stockholder if any are to be purchased. After the Offer expires, if more than 1,000,000 Shares (or such greater number of Shares as we may choose to purchase without extending the Offer) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date.
After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below an aggregate of 1,000,000 Shares (or such greater number of Shares as we may choose to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 1,000,000 Shares (or such greater number of Shares as we may choose to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders and unitholders whose Shares are conditionally tendered must have validly tendered all of their Shares.

7. Conditions of the Offer.
The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the Expiration Date any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:
•
there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

•
make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

•
make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

•
delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

•
materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

•
there has occurred any of the following:

•
any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•
the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•
a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•
a decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on January 11, 2019, the last trading day prior to the commencement of the Offer;

•
the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after January 11, 2019;

•
any material escalation of any war or armed hostilities which had commenced prior to January 11, 2019;

•
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•
any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

•
in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•
a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•
we learn that:

•
any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before January 11, 2019);

•
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before January 11, 2019, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

•
there has been any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

•
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

•
any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us; or

•
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See Section 15.

8. Trading Market; Price Range of Shares; Dividends; Prior Stock Purchases.
The Shares are listed and traded on the NASDAQ under the trading symbol “THST.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Shares on the NASDAQ:
	Low	High
2017:
First Quarter ended 9/30/2016	$1.55	$2.34
Second Quarter ended 12/31/2016	$1.58	$1.92
Third Quarter ended 3/31/2017	$1.74	$2.54
Fourth Quarter ended 6/30/17	$2.00	$2.36
2018:
First Quarter ended 9/30/2017	$1.90	$2.27
Second Quarter ended 12/31/2017	$1.88	$2.27
Third Quarter ended 3/31/2018	$1.82	$2.10
Fourth Quarter ended 6/30/18	$1.26	$2.07
2019:
First Quarter ended 9/30/2018	$1.60	$1.73
Second Quarter ended 12/31/2018	$1.89	$2.01
On January 11, 2019, the last full trading day before the commencement of the Offer, the last closing sale price of the Shares on the NASDAQ was $1.81 per Share, and the 90 day weighted average price of the Shares as of January 11, 2019 was $2.00 per Share. Stockholders are urged to obtain current market quotations for the Shares.
The LLC Units are not publicly traded; however, pursuant to the Exchange Agreement, each Pre-IPO Owner has the right to exchange its LLC Units for Shares on a one-for-one basis, subject to certain adjustments, and subject to the Company’s option for a cash payment equal to the market value of the Shares, except in the event of a change in control. See Section 11.
As of September 26, 2018, the Company had approximately 74 holders of record of Shares and the LLC had 6 holders of the LLC Units, and each holder of LLC Units has one share of the Company’s Class B Common Stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose Shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose Shares may be held in trust by other entities.
Dividends.   The Company has never declared or paid any cash dividends on its capital stock. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of the Board of Directors, subject to applicable law, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that the Board of Directors may deem relevant.
The Company is a holding company and has no material assets other than its ownership of LLC Units. The Company intends to cause the LLC to make distributions to the Company in an amount sufficient to cover cash dividends, if any, declared by the Company. If the LLC makes such distributions to the Company, the other holders of LLC Units will be entitled to receive equivalent distributions on a pro rata basis. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Shares are entitled to share equally, identically and ratably in any dividends or distributions (including in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs) that the Board of Directors may determine to issue from time to time, while holders of the Company’s Class B Common Stock do not have any right to receive dividends or other distributions.

Prior Public Offerings and Stock Purchases.   The Company has not purchased or made any underwritten public offering of its Shares to date in fiscal year 2019 or in the fiscal years ended June 30, 2018, June 30, 2017 and June 30, 2016. The Company has not purchased any of its Shares to date in fiscal year 2019 or in the fiscal years ended June 30, 2018 and June 30, 2017.
9. Source and Amount of Funds.
Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be $2,400,000.00. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $3,054,000.
We intend to pay for the Shares with existing cash resources held by the LLC. As described in Section 2, on August 13, 2018, the Company and the LLC entered into an Asset Purchase Agreement with Precept Brands LLC, a Washington limited liability company (“Precept”) pursuant to which the LLC agreed to sell certain assets comprising its wholesale wine business to Precept and completed the sale of such assets for a purchase price of  $18,325,012 in cash, assumed liabilities and royalty payments, subject to certain closing adjustments. The LLC will use such funds to purchase from the Company a number of LLC Units held by the Company equal to the number of Shares validly tendered and accepted in the Offer. The Company will then use the proceeds from the LLC’s purchase of such LLC Units to fund the aggregate Purchase Price.
10. Certain Information Concerning Us.
General.   Truett-Hurst Inc. is a holding company incorporated in 2012 as a Delaware corporation and our sole asset is a controlling equity interest in H.D.D. LLC (the “LLC”). Our amended and restated certificate of incorporation authorizes two classes of common stock, Class A common stock and Class B common stock.
Following the sale of the Wholesale Business to Precept on August 13, 2018, we are now only operating our Direct to Consumer (“DTC”) business based at our estate property in Healdsburg, California as well as the sale of our three brands to certain national retailers. We produce super ultra-premium and luxury tier Pinot Noir, Chardonnay, Sauvignon Blanc, Zinfandel, Petite Sirah, and Syrah for our three brands Truett Hurst, VML and Svengali. We maintain a wine club for Truett Hurst and VML and we provide a premier experience leveraging our creekside property, our hospitality, customer service and award winning wine quality. We continue to be headquartered in Sonoma County, California and lease space for wine production within a custom crush facility located in Santa Rosa, California. The DTC channel consists of sales of products produced by us through our tasting rooms, wine clubs and our winery websites.
In connection with the Precept transaction, Phillip Hurst, the Company’s Chief Executive Officer and President, resigned and Paul E. Dolan, III was appointed as Chief Executive Officer and President on an interim basis.
Our common stock is listed on The Nasdaq Capital Market under the symbol “THST.” Our principal executive offices are located at 125 Foss Creek Circle, Healdsburg, California 95448, and our telephone number is (707) 431-4423.
Selected Historical Financial Information.   The information, including the financial statements, under Part II, Item 8 “Financial Statements and Supplementary Data” and Part IV, Item 15 “Exhibits and Financial Statement Schedules” in our Annual Report on Form 10-K for the year ended June 30, 2018, is incorporated herein by reference. In addition, the information, including the financial statements, under Part I, Item 1 “Financial Information” in our Quarterly Report on Form 10-Q for the first quarter of the year ended June 30, 2019, is incorporated herein by reference.
Selected Pro Forma Financial Data.   The following Unaudited Pro Forma Condensed Consolidated Balance Sheet and the Unaudited Pro Forma Condensed Consolidated Statements of Operations are derived from the historical consolidated financial statements of the Company. The pro forma amounts have been calculated assuming that we complete the Offer to repurchase 1,000,000 shares at the price of  $2.40 per share. The selected unaudited pro forma financial information is intended for informational purposes solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the Offer and does not purport to be indicative of the results that would have been obtained if the Offer described above had been completed at the dates indicated or that may be obtained at any date in the future. The following selected unaudited pro forma consolidated financial data is based on available information and various estimates and assumptions. We believe that these assumptions provide a reasonable basis for presenting all the significant effects of the Offer and the financing therefor and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial information.
The unaudited pro forma condensed consolidated financial statements consist of:
•
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2018;

•
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended September 30, 2018; and

•
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended June 30, 2018.

The accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2018 has been prepared to give effect to the Offer as if it had occurred on September 30, 2018. The unaudited pro forma condensed consolidated statements of operations for the year ended June 30, 2018, and the three months ended September 30, 2018 have been prepared to give effect to the Offer as if it had occurred on July 1, 2017.
The unaudited pro forma condensed consolidated financial information should be read in conjunction with this Offer to Purchase, the audited financial statements and notes and related Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 filed with the SEC on October 15, 2018 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, as filed with the SEC on November 20, 2018.

TRUETT-HURST, INC. AND SUBSIDIARY
 CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except share data)
AS OF SEPTEMBER 30, 2018
(unaudited)
	(Unaudited)	Pro Forma Adjustments	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$5,554	$(3,054)	$2,500
Accounts receivable	918	—	918
Inventories	6,162	—	6,162
Bulk wine deposits	68	—	68
Other current assets	170	—	170
Current assets of discontinued operations	692	—	692
Total current assets	$13,564	$(3,054)	$10,510
Property and equipment	6,233	—	6,233
Intangible assets, net	29	—	29
Other assets, net	77	—	77
Total assets	$19,903	$(3,054)	16,849
Liabilities and Equity
Current liabilities:
Lines of credit	$—	$—	$—
Accounts payable	692	—	692
Accrued expenses	1,552	—	1,552
Current maturities of capital lease obligation	11	—	11
Current maturities of long term debt	—	—
Liabilities of discontinued operations	363	—	363
Total current liabilities	$2,618	$—	$2,618
Capital lease obligation, net of current maturities	48	—	48
Total liabilities	$2,666	$—	$2,666
Commitments and contingencies
Equity:
Shareholders’ equity:
Preferred stock, par value of $0.001 per share, 5,000,000 shares authorized, none issued and outstanding at September 30, 2018	—	—	—
Class A common stock, par value of $0.001 per share, 15,000,000 authorized, 3,595,750 issued and outstanding at September 30, 2018 (1)	4	(1)	3
Class B common stock, par value of $0.001 per share, 1,000 authorized, 6 outstanding at September 30, 2018	—	—	—
Additional paid-in capital(2)	16,695	(3,053)	13,642
Accumulated deficit	(5,323)		(5,323)
Total Truett-Hurst, Inc. shareholders’ equity	11,376	(3,054)	8,322
Noncontrolling interest	5,861	—	5,861
Total equity	17,237	(3,054)	14,183
Total liabilities and equity	$19,903	(3,054)	16,849

(1)
 — Pro forma adjustment associated with issued and outstanding shares includes 1,000,000 shares to be tendered.

(2)
 — Pro forma adjustment gives effect to the costs to be incurred in connection with the offer, which are estimated to be $654,000. Such costs will be capitalized as a part of the repurchase activities.

TRUETT-HURST, INC. AND SUBSIDIARY
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2018
(unaudited)
	As Reported	Pro Forma Adjustments		Pro Forma
Sales	$1,598		$—	$1,598
Less excise tax	(1)		—	(1)
Net sales	1,597		—	1,597
Cost of sales	501		—	501
Gross profit	1,096		—	1,096
Operating expenses:
Sales and marketing	493		—	493
General and administrative	1,304		—	1,304
Gain on disposal of assets	—		—	—
Impairment of other assets	46		—	46
Total operating expenses	1,843		—	1,843
Loss from operations	(747)		—	(747)
Other income (expense):
Interest expense, net	(68)		—	(68)
(Loss) gain on fair value of interest rate swap	(14)		—	(14)
Gain on insurance settlement, net	469		—	469
Other expense	(1)		—	(1)
Total other income (expense)	386		—	386
Loss before income tax expense	(361)		—	(361)
Income tax expense	—		—	—
Loss from continuing operations	(361)		—	(361
Income from discontinued operations, net of tax	1,990		$—	1,990
Net income (loss) attributable to Truett-Hurst, Inc. and H.D.D. LLC	1,629		—	1,629
Net income (loss) attributable to noncontrolling interest: H.D.D. LLC	653		$—	653
Net income (loss) attributable to Truett-Hurst, Inc.	$976		$—	$976
Net (loss) income per share, basic and diluted:
Continuing operations	$(0.08)	$		$(0.10)
Discontinued operations	0.44			0.56
Attributable to noncontrolling interest	0.14			0.18
Attributable to Truett-Hurst, Inc.	$0.22	$		$0.27
Weighted average shares used in computing net (loss) income per share:
Basic and Diluted weighted average shares	4,555,967		(1,000,000)	3,555,967

TRUETT-HURST, INC. AND SUBSIDIARY
 CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
FOR THE YEAR ENDED JUNE 30, 2018
(unaudited)
	As Reported	Pro Forma Adjustments	Pro Forma
Sales	$6,483	$—	$6,483
Less excise tax	(12)	—	(12)
Net sales	6,471	—	6,471
Cost of sales	2,502	—	2,502
Gross profit	3,969	—	3,969
Operating expenses:		—
Sales and marketing	1,509	—	1,509
General and administrative	2,338	—	2,338
Loss on disposal of assets	16	—	16
Total operating expenses	3,863	—	3,863
Income from operations	106	—	106
Other income (expense):
Interest expense, net	(102)	—	(102)
Gain on lease termination, net	—	—	—
Gain on fair value of interest rate swap	76	—	76
Gain on insurance settlement	1,879	—	1,879
Other income (expense), net	11	—	11
Total other income, net	1,864	—	1,864
Income before income tax expense	1,970	—	1,970
Income tax expense	(2)	—	(2)
Net income from continuing operations	1,968	—	1,968
Loss from discontinued operations, net of tax	(3,049)	—	(3,049)
Net loss attributable to Truett-Hurst, Inc. and H.D.D. LLC	(1,081)	—	(1,081)
Net loss attributable to noncontrolling interest: H.D.D. LLC	(433)	—	(433)
Net loss attributable to Truett-Hurst, Inc.	$(648)	$—	$(648)
Net income (loss) per share, basic and diluted:
Continuing operations	0.44		$0.57
Discontinued operations	(0.68)		(0.88)
Attributable to noncontrolling interest	0.10		0.12
Attributable to Truett-Hurst, Inc.	$(0.14)		$(0.19)
Weighted average shares used in computing net loss per share:
Basic and diluted weighted average shares	4,470,185	(1,000,000)	3,470,185

Selected financial ratios:
	For the Year Ended June 30, 2018
	As Reported	Pro Forma
Book Value Per Share(1)	$2.50	$2.34
	For the Three Months Ended September 30, 2018(2)	For the Year Ended June 30, 2018(2)
Earnings to fixed charges:
Fixed charges:
Interest expense	$68	$102
Total fixed charges	$68	$102
Earnings available for fixed charges
Income (loss) from continuing operations	(361)	1,968
Less: Net income (loss) from continuing operations attributable to non-controlling interest	145	(788)
Add: Fixed charges	68	102
Total earnings available for fixed charges	$(148)	$1,282
Ratio of earnings to fixed charges(3)	—	12.57

(1)
As reported balances calculated utilizing inputs as disclosed within the June 30, 2018 10K filed on October 15, 2018.

(2)
Balances remain unchanged from those reported previously.

(3)
For the three months ended September 30, 2018 the earnings were insufficient to cover fixed charges by $216,000.

Management Information.   Set forth below is a list of the Company’s directors and executive officers as of the date hereof, together with their principal occupations. Unless otherwise indicated, all persons have held the positions described as their principal occupation for at least five (5) years. The business address of each of our directors and executive officers is 125 Foss Creek Circle, Healdsburg, California 95448.
Phillip L. Hurst.   Phillip L. Hurst began his career in the wine industry in 1985 at Fetzer Vineyards when he was hired by Paul E. Dolan, III to help make premium wines and build the brand. Fetzer Vineyards was sold to the Brown-Forman Corporation in 1992, and Mr. Hurst left in 1998 to run International Sales and Marketing for Golden State Vintners, Inc. which needed to bolster the senior management team for the launch of its initial public offering. During his time at Golden State Vintners, Inc. (1998 – 1999), Mr. Hurst met his future partners in what was to become one of the world’s largest private label beer, wine and spirits companies, Winery Exchange Inc. As co-founder and Senior Vice President of Sales and Marketing from 1999 to 2007, he helped grow the company to over $100 million in sales in less than 10 years. Mr. Hurst sold his stake in the company to partner with his longtime friend and mentor, Paul E. Dolan, III, to follow their dream of buying and building super-premium wineries and vineyards in California’s premier appellations. Mr. Hurst has a winemaking degree from University of California-Davis. Mr. Hurst has served as President, Chief Executive Officer and a managing member of the LLC since 2007 and as President, Chief Executive Officer and Director of Truett-Hurst, Inc. from 2012 through November 1, 2018. The Nominating and Governance Committee and the Board selected Mr. Hurst to serve on our Board due to his extensive knowledge of our operations, competitive challenges and opportunities gained through his position as our President and Chief Executive Officer as well as his extensive experience and education in winemaking. Although Mr. Hurst resigned as the Company’s Chief Executive Officer and President November 1, 2018 and has worked for Precept Brands, LLC since such date, he continues to serve as a member and Chairman of our Board.

Paul E. Dolan, III.   Paul E. Dolan, III has been involved in the wine business since 1975 and is considered the founding father of organics and biodynamic in the California wine industry. Mr. Paul E. Dolan, III started his winemaking career with what was then a small winery in Mendocino, Fetzer Vineyards, in 1977 and then helped the Fetzer family grow to one of the premier California wineries, selling over three million cases. Mr. Paul E. Dolan, III managed the company as President for the new owners, the Brown-Forman Corporation, from 1992 to 2002. He has served as Chairman of the Wine Institute (1990 – 2012) and became the first Chairman of the Sustainable Winegrowers Alliance (2002 – 2003). Mr. Dolan holds a Bachelor of Arts in Finance from the University of Santa Clara and a Master of Science in Enology from the University of California-Fresno. Mr. Paul E. Dolan, III is also author of True to Your Roots: Fermenting a Business Revolution. Mr. Paul E. Dolan, III has served as a managing member of the LLC since 2010 and a Director of Truett-Hurst, Inc. since 2012. The Nominating and Governance Committee and the Board selected Mr. Paul E. Dolan, III to serve on our Board due to his extensive knowledge of our business, which he gained as one of our founders, as well as his experience in building wine companies and leadership in developing and promoting sustainable farming techniques. Mr. Dolan became the Company’s Chief Executive Officer and President upon Mr. Hurst’s resignation November 1, 2018.
Karen Weaver.   Karen Weaver has served as Chief Financial Officer of Truett-Hurst, Inc. since 2018 and has served as Vice President, Corporate Controller of the Company since December 18, 2017. Prior to joining Truett-Hurst, Inc., Ms. Weaver was previously employed by Amyris, Inc. (“Amyris”), a publicly-traded biotechnology company delivering renewable products through its science technology as Vice President and Corporate Controller from October 2012 until September 2014 and Vice President, Finance from September 2014 until her departure on December 15, 2017. On August 1, 2013, Ms. Weaver was appointed Principal Accounting Officer of Amyris. From September 2009 until February 2011, Ms. Weaver served as Vice President and Corporate Controller of Sonic Solutions (“Sonic”), a publicly-traded global digital media software and entertainment solutions provider. At Sonic, Ms. Weaver oversaw the global finance team and was involved in Sonic’s mergers and acquisitions activities. Ms. Weaver has approximately 30 years of management, leadership and industry experience, and has led finance functions for varying stages of companies from early stage to public companies with domestic and foreign operations in the technology, biotechnology, manufacturing and financial services industries.
Daniel A. Carroll.   Dan Carroll served as a partner/managing director of TPG Capital L.P. from 1995 to present. He has served on the Board of Shenzhen Development Bank (China) (2005 – 2010), Myer Department Stores, Ltd (Australia) (2006 – 2009), Bank Thai, Ltd (Thailand) (2007 – 2009) and Healthscope Australia (2010 – 2011). Mr. Carroll received a Bachelor of Arts from Harvard University in 1982 and a Master of Business Administration from Stanford University Graduate School of Business in 1986. Mr. Carroll has served as a managing member of the LLC and a Director of Truett-Hurst, Inc. since 2012. The Nominating and Governance Committee and the Board selected Mr. Carroll to serve on our Board due to his extensive experience in executive management oversight, private equity, capital markets and transactional matters.
Marcus Benedetti.   Marcus Benedetti is President and Chief Executive Officer of Clover Stornetta Farms Inc. (“Clover”). Clover is a leading manufacturer and distributor of milk and dairy products in California, Nevada and Arizona, known for sustainable agricultural practices and non-GMO, non-RBST products. Mr. Benedetti joined Clover in 2000 and was named CEO and a Board Member in 2006. Mr. Benedetti serves as a Board member of the Association of Independent Dairies of America, the Dairy Institute of California, and as an honorary advisory Board member for the UC Davis Agriculture Sustainability Institute, Community Foundation of Sonoma County and Social Advocates for Youth. Mr. Benedetti holds a Business of Administration degree from the University of Alaska. The Nominating and Governance Committee selected Mr. Benedetti to serve on our Board due to his wealth of knowledge and experience developing, producing and selling consumer products to retailers in the western United States.
Barrie Graham.   Barrie Graham has over 25 years of experience in commercial and investment banking. Mr. Graham served as Chief Operating Officer of WR Hambrecht & Co. (2011 – 2013); President, Chief Executive Officer and Director of Exchange Bank (1995 – 2008), and as a Senior Manager at Wells Fargo (1985 – 1995). Mr. Graham is a former Director and past-Chairman of the Pacific Coast Banking

School at the University of Washington-Seattle (1998 – 2011, Chairman 2009 – 2010), a former Director of the California Bankers Association (2004 – 2008), a former President and Chief Executive Officer of hybridCore Homes (2009 – 2011). Mr. Graham is Chairman of the Marines Memorial Association in San Francisco, a Director of Empire Law School (2004 – Present) and serves on numerous other non-profits. Mr. Graham is a former Marine Infantry Officer and has served as a managing member of the LLC since 2011 and a Director of Truett-Hurst, Inc. since 2012. The Nominating and Governance Committee and the Board selected Mr. Graham to serve on our Board due to his experience in executive management oversight, accounting and financial transactions.
Gerry Hansen.   Gerry Hansen has served as an Executive Coach and Consultant since 2008 with Hansen Coaching and Consulting. Previously, Ms. Hansen served in various roles at Charles Schwab & Co, Inc. and Charles Schwab Europe from 1994 – 2000, including Senior Vice President, in which she had responsibility for a variety of financial, accounting and operating functions. Ms. Hansen is the Audit Committee chairwoman and the Audit Committee’s financial expert. The Nominating and Governance Committee and the Board selected Ms. Hansen to serve on our Board due to her financial, accounting and executive management oversight experience.
Spencer Grimes.   Spencer Grimes is Managing Partner of Twinleaf Management LLC, a Connecticut-based investment advisor (“Twinleaf”). Twinleaf constructs and manages client portfolios with an exclusive focus on undervalued small capitalization equities. Twinleaf currently owns approximately 9.68% of the Company’s shares of Class A common stock. Prior to founding Twinleaf in 2011, Mr. Grimes was a private equity investor at BG Media Partners and Sequence LLC. From 1996 to 2000, he was an equity research analyst at Citigroup Smith Barney. Early in his career, he held sales and marketing positions at Viacom, Inc., a global entertainment company. Mr. Grimes is also currently an adjunct professor at The New School in New York, teaching a graduate level finance course. He holds a Bachelor of Arts from The University of Virginia and a Masters of Business Administration from Emory University in Atlanta. The Nominating and Governance Committee and the Board selected Mr. Grimes to serve on our Board due to his experience in executive management oversight and finance. He is a board director at The Meet Group, Inc. (Nasdaq: MEET). Mr. Grimes resigned as a member of the Board of Directors on January 4, 2019.
None of the Company’s directors or executive officers have been convicted in a criminal proceeding in the past five years (excluding traffic violations or similar misdemeanors) and none of such persons have been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the Company’s directors and executive officers is a citizen of the United States.
Availability of Reports and Other Information.   We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2) and Rule 13e-3(d)(1), we have also filed with the SEC the Schedule TO and Schedule 13E-3, each of which includes additional information relating to the Offer.
Incorporation by Reference.   The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference (excluding any portions of such documents that have been furnished but not filed for purposes of the Exchange Act):
•
our Annual Report on Form 10-K for the years ended June 30, 2017 and June 30, 2018;

•
our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2017, December 31, 2017, March 31, 2018 and September 30, 2018; and

•
our Current Reports on Forms 8-K filed on November 19, 2018, December 28, 2018 and January 7, 2019.

We, or the Information Agent, will provide to each person, including any beneficial owner, to whom an Offer to Purchase is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this Offer to Purchase. The Information Agent may be contacted at the address set forth on the back cover of this Offer to Purchase. You can request copies of such documents if you call or write us at the following address or telephone number: Truett-Hurst, Inc., attention Investor Relations, 125 Foss Creek Circle, Healdsburg, California 95448, telephone: (707) 431-4423, or you may visit our website at www.truetthurst.com for copies of any such documents. The information contained on, or accessible through, our website is not deemed to be incorporated by reference in this Offer to Purchase.
This Offer to Purchase and the information incorporated by reference herein contain summaries of certain agreements that we have filed as exhibits to various SEC filings. The descriptions of these agreements contained in this Offer to Purchase or the information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein, in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified and superseded, to constitute a part of this Offer to Purchase.
11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.
Organizational Structure.   Truett-Hurst, Inc. was incorporated as a Delaware corporation on December 10, 2012 in anticipation of its IPO to serve as a holding company that owns only an equity interest in the LLC. The Company is a holding company with a controlling equity interest in the LLC. The Company, as sole managing member of the LLC, operates and controls all of the business and affairs and consolidates the financial results of the LLC. The certificate of incorporation of Truett-Hurst, Inc. authorizes two classes of common stock, Class A Common Stock and Class B Common Stock. Holders of the Company’s Class A Common Stock and Class B Common Stock have voting power over Truett-Hurst, Inc., the sole managing member of the LLC, at a level that is consistent with their overall equity ownership of the Company’s business. Each Pre-IPO Owner that currently holds LLC Units also holds one share of Class B Common Stock of the Company, each of which provides its owner with no economic rights but entitles the holder to one vote on matters presented to stockholders of the Company for each LLC Unit held by such holder. Pursuant to the Company’s certificate of incorporation and bylaws, each share of Class A Common Stock entitles the holder to one vote with respect to each matter presented to the Company’s stockholders on which the holders of Class A Common Stock are entitled to vote. Each holder of Class B Common Stock is entitled to the number of votes equal to the total number of LLC Units held by such holder multiplied by the exchange rate specified in the Exchange Agreement with respect to each matter presented to the Company’s stockholders on which the holders of Class B Common Stock are entitled to vote. Accordingly, the holders of LLC Units collectively have a number of votes that is equal to the aggregate number of LLC Units that they hold. As the LLC members sell LLC Units to the Company or exchange LLC Units for shares of Class A Common Stock of the Company pursuant to the Exchange Agreement (described below), the voting power afforded to them by their shares of Class B Common Stock is automatically and correspondingly reduced. Subject to any rights that may be applicable to any then outstanding preferred stock, the Company’s Class A Common Stock and Class B Common Stock vote as a single class on all matters presented to the Company’s stockholders for their vote or approval, except as otherwise provided in the Company’s certificate of incorporation or bylaws or required by applicable law. In addition, subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of the Company’s Class A Common Stock are entitled to share equally, identically and ratably in any dividends or distributions (including in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs) that the Board of Directors may determine to issue from time to time, while holders of the Company’s Class B Common Stock do not have any right to receive dividends or other distributions.
Shares and LLC Units Outstanding.   As of January 7, 2019, there were 4,588,087 issued and outstanding Shares, 161,766 issued and outstanding stock options and awards of Shares, and 2,726,486 LLC Units not held by the Company and exchangeable into 2,726,486 Shares, resulting in a total of 7,476,339 Shares eligible for the Offer. The Company also owns 4,076,158 LLC Units. As of January 7, 2019, there were also 6 shares of Class B Common Stock outstanding, which provided holders of LLC Units (other than those held by the Company) with voting rights equivalent to 2,726,486 Shares. We could purchase 1,000,000 Shares if the Offer is fully subscribed, which would represent approximately 22% of our issued and outstanding Shares and 14% of our issued and outstanding Shares (including Shares issuable upon exchange of the LLC Units) as of January 7, 2019. In connection with the Offer and as noted above, the LLC will repurchase from the Company a number of LLC Units held by the Company equal to the number of Shares (including Shares issuable upon exchange of LLC Units) validly tendered and accepted for purchase in the Offer. Accordingly, after the Offer, a holder of LLC Units will continue to have the right to exchange its LLC Units for Shares on a one-for-one basis. If any of the LLC Unit holders who hold LLC Units in their own name as holders of record tender all of the Shares issuable upon exchange of their LLC Units in full and that tender is accepted in full, then the number and holders of Class B Common Stock would also be reduced.
Beneficial Ownership.   The following table sets forth certain information regarding beneficial ownership of the Shares and Class B common stock as of January 11, 2019 (i) by each person who is known by us to beneficially own more than 5% of the outstanding Shares, (ii) by each of our directors, (iii) by each of our named executive officers, and (iv) by all directors and executive officers as a group. The business address of each of our directors and executive officers is 125 Foss Creek Circle, Healdsburg, California 95448.
The table is based upon information supplied by directors, officers and principal stockholders. Applicable percentage ownership for each stockholder is based on 4,588,087 shares of Class A common stock and six (6) shares of Class B Common Stock, outstanding as of January 7, 2019, together with applicable vested restricted stock units for such stockholders. Beneficial ownership is determined in accordance with the SEC rules and generally includes voting or investment power with respect to securities, subject to community property laws where applicable. Shares of common stock subject to restricted stock awards are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not treated as outstanding for computing the percentage ownership of any other person.
Name and Address	Class A Common Stock	Class B Common Stock(14)	Class A Percentage of Shares Beneficially Owned	Class B Percentage of Shares Beneficially Owned
Bard Associates(1)	776,444	—	16.92%	—
North Star Investment Management Corporation(2)	1,284,271	—	27.99%	—
1987 – 1988 Richard C. Blum Irrevocable Children’s Trust(3)	680,000	—	14.82%	—
Twinleaf Management, LLC(4)	408,106	—	8.89%	—
Directors and Officers
Marcus Benedetti	18,365	—	*	—
Daniel A. Carroll(5)	38,700	1	*	16.67%
Paul E. Dolan, III(6)	4,600	1	*	16.67%
Barrie Graham(7)	68,694	1	1.50%	16.67%
Spencer Grimes(8)	444,184	—	9.68%	—
Gerry Hansen(9)	—	—	—	—

Name and Address	Class A Common Stock	Class B Common Stock(14)	Class A Percentage of Shares Beneficially Owned	Class B Percentage of Shares Beneficially Owned
Phillip L. Hurst(10)	440	1	*	16.67%
Evan Meyer(11)	60,000	—	*	—
Jason Strobbe(12)	52,337	—	1.14%	—
Karen Weaver(13)	—	—	—	—
All directors and executive officers as a group (10 persons)	687,320	4	14.98%	66.67%

*
Less than 1%.

(1)
The address of Bard Associates, Inc. is 135 S. LaSalle St., Suite 3700, Chicago IL, 60603. Comprises of 1,794 shares of Class A common stock in which Bard Associates, Inc. has the sole power to vote or to direct the vote and 776,444 shares of Class A common stock in which Bard Associates has the sole power to dispose or to direct the disposition of, based solely on a Schedule 13G/A filed on November 9, 2018 for October 31, 2018.

(2)
The address of North Star Investment Management Corporation (“North Star”) is 20 N. Wacker Drive, Suite 1416, Chicago, Illinois 60606. Based solely on a Schedule 13D/A filed on January 9, 2019 for December 31, 2018, the total shares of Class A common stock comprised of 758,034 shares in which North Star has the sole power to vote or to direct the vote, 758,034 shares in which North Star has the sole power to dispose or to direct the disposition thereof and 526,237 shares in which North Star has shared dispositive power. As of December 31, 2018, the following persons were known to the North Star to have the right to receive dividends from, or the proceeds from the sale of more than 5% of the Class A common stock of the Company: North Star Micro Cap Fund and North Star 10 10 Fund L.P.

(3)
The address of the 1987 – 1988 Richard C. Blum Irrevocable Children’s Trust is 1133 Connecticut Avenue NW Suite 600, Washington D.C. 20036. Based solely on a Schedule 13G filed on July 1, 2014, the Blum Trust had sole voting and dispositive power over 680,000 shares of Class A common stock.

(4)
The address of Twinleaf is 131 Brookwood Lane, New Canaan, CT 06840. The shares are allocated across nine (9) discretionary client accounts. Such clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. No such client contains an interest relating to more than five percent (5%) of the class of securities. Mr. Spencer Grimes, as the Managing Member of Twinleaf, may be deemed to beneficially own the 408,106 shares of Class A common stock allocated across the discretionary accounts.

(5)
The shares of Class A common stock and Class B common stock, and voting power thereof, are owned by the Carroll-Obremeskey Family Trust u/a/d 15 April 1996, a revocable trust established by Mr. Carroll and Ms. Obremskey. Mr. Carroll and Mrs. Obremskey are joint trustees of the Trust and each person has the power to vote and dispose of any and all securities held by the Trust. Both Mr. Carroll and Mrs. Obremskey disclaims beneficial ownership of the shares and options owned by the other. Does not include 806,596 LLC units, which have the right to exchange for shares of our Class A common stock on a one-for-one basis.

(6)
The shares of Class A common stock and Class B common stock, and voting power thereof, are owned by the Dolan 2005 Family Trust u/a/d 24 August 2005 and amended 28 September 2012, a revocable trust established by Mr. Paul E. Dolan, III and Mrs. Dolan. Mr. Paul E. Dolan, III and Mrs. Dolan are joint trustees of the Trust and each person has the power to vote and dispose of any and all securities held by the Trust. Both Mr. Paul E. Dolan, III and Mrs. Dolan disclaims beneficial ownership of the shares and options owned by the other. Does not include 774,128 LLC units, which have the right to exchange for shares of our Class A common stock on a one-for-one basis.

(7)
Mr. Graham holds 143 restricted stock units which will fully vest on April 11, 2019. Does not include 168,168 LLC units, which have the right to exchange for shares of our Class A common stock on a one-for-one basis.

(8)
Mr. Spencer Grimes, as the Managing Member of Twinleaf, may be deemed to beneficially own the 408,106 shares of Class A common stock allocated across Twinleaf’s nine discretionary client accounts. Mr. Grimes also holds 83 restricted stock units which will fully vest on April 11, 2019.

(9)
Ms. Hansen holds 23,475 restricted stock units which will fully vest on July 11, 2019.

(10)
The shares of Class A common stock and Class B common stock, and voting power thereof, are owned by the Hurst Family Trust u/a/d 1 August 2004, a revocable trust established by Mr. Hurst and Mrs. Hurst, husband and wife. Mr. Hurst and Mrs. Hurst are joint trustees of the Trust and each person has the power to vote and dispose of any and all securities held by the Trust. Both Mr. Hurst and Mrs. Hurst disclaims beneficial ownership of the share by the other. Does not include 819,114 LLC units, which have the right to exchange for shares of our Class A common stock on a one-for-one basis.

(11)
Consists of 60,000 restricted stock units which vested fully on April 6, 2018. Mr. Meyer’s employment with the Company terminated on March 30, 2018.

(12)
Mr. Strobbe’s employment with the Company terminated on August 31, 2018.

(13)
Ms. Weaver holds 60,000 restricted stock units which will fully vest on March 31, 2019.

(14)
Each holder of Class B common stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each LLC Unit held by such holder.

The Company’s directors and executive officers, as well as the Company’s affiliates, who own Shares may participate in the Offer on the same basis as the Company’s other securityholders. The Company does not presently know whether their directors, executive officers and affiliates, other than Spencer Grimes, a member of the Company’s Board of Directors, and his affiliates, intend to tender their beneficially owned Shares in connection with the Offer.
Securities Transactions.   Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during the 60 days prior to the date hereof.
Golden Parachute Compensation
Executive Officers
Although neither the Offer nor its consummation will give rise to a “change of control” under either applicable plan definitions or definitions applicable to agreements between the Company and its executive officers, applicable SEC rules require the disclosure of certain potential benefits which would have been provided in connection with a change in control of the Company to the Company’s “named executive officers” as of the last day of the Company’s 2018 fiscal year (generally, its principal executive officer, other executive officers employed with us at the end of the fiscal year, and certain former executive officers).
The following table sets forth certain potential benefits which would have been provided in connection with a change in control (including, as applicable, an involuntary termination of employment in connection with a change in control) to the named executive officers, assuming the change in control and any such termination occurred on January 4, 2019.
Principal Position	Cash Severance(1) $	Value of Accelerated Equity Awards(2) $	Other $	Total $
Phillip L. Hurst(3) President and Chief Executive Officer	—	—	—	—
Karen Weaver Chief Financial Officer	$179,077	$144,000	—	$323,077

Principal Position	Cash Severance(1) $	Value of Accelerated Equity Awards(2) $	Other $	Total $
Jason J. Strobbe(4) Former Executive Vice President – Sales	—	—	—	—
Evan B. Meyer(5) Former Chief Financial Officer	—	—	—	—

(1)
The amounts reported in this column represent the potential cash severance payments that would be made to the named executive officer assuming a qualifying termination of the executive’s employment in connection with a change in control. Under her offer letter with the Company (as amended to date), if Ms. Weaver’s employment is terminated by the Company without cause prior to March 31, 2019, she would be entitled to severance equal to (i) the amount of base salary she would have received for the period from her termination of employment through March 31, 2019 had her employment not terminated (which, in the case of such a termination on January 4, 2019, would be $59,077) and (ii) additional severance of six months of her base salary (or $120,000). Each such severance payment would be made in a lump sum, subject to Ms. Weaver’s providing a release of claims.

(2)
The amounts reported in this column reflect the value of the named executive officer’s outstanding equity awards that would accelerate and vest if a change in control (and, if applicable, a qualifying termination of the executive’s employment in connection with a change in control) occurred on the date specified above. None of the named executive officers held outstanding equity awards on that date except for Ms. Weaver, who was granted an award of 60,000 restricted stock units in July 2018 that is scheduled to vest in one installment on March 31, 2019. The amount in this column was calculated based on the Purchase Price in the Offer of  $2.40 per share.

(3)
Mr. Hurst’s employment with the Company terminated effective November 1, 2018. Mr. Hurst continues to serve as a member and chairman of our Board of Directors.

(4)
Mr. Strobbe’s employment with the Company terminated effective August 31, 2018.

(5)
Mr. Meyer’s employment with the Company terminated effective March 30, 2018.

Arrangements Concerning the Shares.
Equity Compensation Plan.   From time to time, the Company grants equity incentive awards to our named executive officers and other selected employees. Such awards are granted under, and are subject to, the terms of the Company’s 2012 Stock Incentive Plan (the “2012 Plan”). The 2012 Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the 2012 Plan (including making appropriate adjustments to reflect stock splits and similar events). Employees, directors and consultants of the Company and its subsidiaries and affiliates are eligible for award grants under the 2012 Plan. Awards of stock options, stock appreciation rights, restricted stock, restricted stock units and other awards may be granted under the plan.
Awards granted under the 2012 Plan are generally only transferable to a beneficiary of a named executive officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.
Under the terms of the 2012 Plan, if there is a change in control of the Company, outstanding awards granted under the plan (including awards held by our named executive officers) will generally terminate unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. The Compensation Committee has discretion to provide for outstanding awards to become vested in connection with the change in control transaction.

Executive Bonus Plan.   We provide our named executive officers the opportunity to receive a cash incentive bonus each fiscal year under our executive bonus plan. Under the plan, a bonus pool equal to 50% of our net income for the fiscal year (up to a maximum pool amount of   $500,000) is established, and each participant in the plan is entitled to receive a specified percentage of the pool, subject to the participant’s continued employment with the Company in good standing through the bonus payment date. For fiscal 2018, Mr. Hurst was eligible to receive a 25% share of this bonus pool. The Company determined that no bonuses would be awarded under the plan for fiscal 2018 as the Company did not have positive net income for the year.
H.D.D., LLC Limited Liability Company Agreement.   The Company holds LLC Units in the LLC and is the sole managing member of the LLC. Accordingly, the Company operates and controls all of the business and affairs of the LLC and, through the LLC and its operating entity subsidiaries, conducts our business. Holders of LLC Units generally do not have voting rights under the limited liability company agreement.
Pursuant to the limited liability company agreement of the LLC, the Company has the right to determine when distributions (other than tax distributions) will be made to the holders of LLC Units and the amount of any such distributions. If the Company authorizes a distribution, such distribution will be made to the holders of LLC Units (including Truett-Hurst, Inc.) pro rata in accordance with the percentages of their respective LLC Units.
The holders of LLC Units, including Truett-Hurst, Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of the LLC. Net profits and net losses of the LLC will generally be allocated to LLC’s members (including Truett-Hurst, Inc.) pro rata in accordance with the percentages of their respective limited liability company interests. The limited liability company agreement of the LLC provides for cash distributions to the holders of the LLC Units if the Company determines that the taxable income of the LLC will give rise to taxable income for its members. In accordance with the limited liability company agreement, the Company intends to cause the LLC to make cash distributions to the holders of LLC Units for purposes of funding their tax obligations in respect of the income of the LLC that is allocated to them.
The limited liability company agreement of the LLC also provides that substantially all expenses incurred by or attributable to the Company, but not including income tax expenses of Truett-Hurst, Inc., will be borne by the LLC. The limited liability company agreement of the LLC provides that it may be amended, supplemented, waived or modified by the written consent of the Company in its sole discretion without the approval of any other holder of LLC Units, except that no amendment may materially and adversely affect the rights of a holder of LLC Units without the consent of such holder, other than on a pro rata basis with other holders of LLC Units.
Exchange Agreement.   In connection with the IPO, the Company entered into an exchange agreement with the Pre-IPO Owners of the LLC, several of whom are directors and/or officers of the Company. Under the exchange agreement, each Pre-IPO Owner of the LLC (or its permitted transferee) has the right to exchange its LLC Units for shares of Class A Common Stock of the Company on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, or, at the Company’s option, except in the event of a change in control, for a cash payment equal to the market value of the Class A Common Stock. The exchange agreement provides, however, that such exchanges must be for a minimum of the lesser of 1,000 LLC Units and all of the LLC Units held by the holder. The exchange agreement also provides that LLC members do not have the right to exchange LLC Units if the Company determines that such exchange would be prohibited by law or regulation or would violate other agreements with the Company to which the LLC member may be subject or any of our written policies related to unlawful or insider trading. The exchange agreement also provides that the Company may impose additional restrictions on exchanges that it determines to be necessary or advisable so that the LLC is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. In addition, pursuant to the limited liability company agreement, the Company, as the sole managing member of the LLC, has the right to require all members of the LLC to exchange their LLC Units for Class A Common Stock in accordance with the terms of the exchange agreement, subject to the consent of the holders of not less than 75% of outstanding LLC Units other than those held by the Company.

As a result of exchanges of LLC Units into the Company’s Class A Common Stock, Truett-Hurst, Inc. will become entitled to a proportionate share of the existing tax basis of the assets of the LLC at the time of such exchanges or purchases. In addition, such exchanges and purchases of LLC Units are expected to result in increases in the tax basis of the assets of the LLC that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that the Company would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.
Tax Receivable Agreement.   In connection with the IPO, the Company entered into a tax receivable agreement with the Pre-IPO Owners of the LLC that provides for the payment from time to time by the Company to Pre-IPO Owners of the LLC (or any permitted assignees) of 90% of the amount of the benefits, if any, that the Company is deemed to realize as a result of  (1) increases in tax basis and (2) certain other tax benefits related to the Company’s entering into the tax receivable agreement, including those attributable to payments under the tax receivable agreement. These payment obligations are the Company’s obligations and not of the LLC. For purposes of the agreement, the benefit deemed realized by the Company will be computed by comparing the Company’s actual income tax liability (calculated with certain assumptions) to the amount of such taxes that it would have been required to pay had there been no increase to the tax basis of the assets of the LLC as a result of the purchases or exchanges, and had it not entered into the tax receivable agreement. To date, the Company has not realized any tax benefits related to the bases increases resulting from the exchange of LLC Units because of the operating losses generated by LLC.
The term of the agreement will continue until all such tax benefits have been utilized or expired, unless the Company exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement or the Company breaches any of its material obligations under the tax receivable agreement or there is a change in control, in which case all obligations will generally be accelerated and due as if the Company had exercised its right to terminate the agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors.
Registration Rights Agreement.   In connection with the Company’s IPO, the Company entered into a registration rights agreement with the Pre-IPO Owners of the LLC pursuant to which any such holders of LLC Units may request registration under the Securities Act of 1933, as amended, of shares of Class A Common Stock issuable upon exchange of such LLC Units. In addition, the Registration Rights Agreement provides that, promptly after becoming eligible to do so, the Company must use commercially reasonable efforts to cause a resale shelf registration statement for the sale of shares of Class A Common Stock issuable upon exchange of such LLC Units to become effective. The agreement will remain in effect until (1) no holder holds any LLC Units or Registrable Securities or (2) termination of the agreement by holders owning two-thirds of the outstanding LLC Units covered by the Registration Rights Agreement.
Loan Agreement.   On December 21, 2018, the LLC entered into a Master Loan and Membership Agreement and a Supplemental Loan Agreement (the “Loan Agreement”) with American AgCredit, FLCA (“Lender”). In connection with and pursuant to the terms and conditions of the Loan Agreement, the LLC received the following notes from the Lender:
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$3,000,000 Revolving Line of Credit Note. The LLC received an asset-based revolving line of credit note from the Lender in the principal amount of up to $3,000,000 which expires on December 31, 2020 and is to be used for general operating purposes. All outstanding principal and interest under such line of credit is due on or before December 31, 2020. Amounts repaid by us to the Lender thereunder prior to December 31, 2020 may be reborrowed. The aggregate principal balance outstanding pursuant to such line of credit bears interest at the Association Variable Rate equal to the Association Reference Rate (the rate announced from time to time by the Lender) plus the Applicable Margin (the Lender has a differential interest rate program calculated by adding a certain spread). The initial interest per annum rate is 5.25% but is subject to change whenever the Association Reference Rate or the Applicable Margin changes.

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$695,500 Equipment Loan. The LLC received a working capital loan for the primary purpose of reimbursement of working capital. All outstanding principal and interest under this loan is due on or before December 1, 2028. The aggregate principal balance outstanding pursuant to such loan bears interest at the Association Variable Rate equal to the Association Reference Rate (the rate announced from time to time by the Lender) plus the Applicable Margin (the Lender has a differential interest rate program calculated by adding a certain spread). The initial interest per annum rate is 5.75% but is subject to change whenever the Association Reference Rate or the Applicable Margin changes.
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$4,500,000 Real Estate Note. The LLC received a working capital loan for the primary purpose of reimbursement of working capital. All outstanding principal and interest under this loan is due on or before March 1, 2044. The aggregate principal balance outstanding pursuant to such loan bears interest at the Association Variable Rate equal to the Association Reference Rate (the rate announced from time to time by the Lender) plus the Applicable Margin (the Lender has a differential interest rate program calculated by adding a certain spread). The initial interest per annum rate is 5.75% but is subject to change whenever the Association Reference Rate or the Applicable Margin changes. The Company is discussing a fixed rate for such loan with the Lender.

The Loan Agreement contains usual and customary covenants, financial covenants, including, without limitation, a debt service coverage ratio (measured quarterly), maximum leverage ratio (measured quarterly), and maximum net loss for the fiscal year ended 2019.
In connection with the Loan Agreement, we entered into security agreements pursuant to which we granted to Lender a senior security interest of first priority in all of our personal property. In addition, certain of our existing owners, as well as certain trusts and other entities under their respective control, entered into certain guarantee agreements in connection with all of our loans and obligations owing to Lender. The guarantors (the “Guarantors”) are Truett-Hurst, Inc, the Dolan 2005 Family Trust u/a/d 24 August 2005 (the “Dolan 2005 Trust”), a member of the LLC, Heath E. Dolan, a member of the LLC, the Dolan 2003 Family Trust u/a/d 5 June 2003 (the “Dolan 2003” Trust), a member of the LLC, Paul E. Dolan, III, a member of the LLC and director and Chief Executive Officer of Truett-Hurst, Inc. and trustee of the Dolan 2003 Trust, the Hurst Family Trust u/a/d 1 August 2004 (the “Hurst Trust”), a member of the LLC, Phillip L. Hurst, director of Truett-Hurst, Inc. and a co-trustee of the Hurst Trust. Each of the Guarantors entered into a Limited Guaranty pursuant to which such Guarantor, guarantees the full payment to Lender of all sums presently due and owing and all sums which shall in the future become due and owing to Lender from us.
Significant Corporate Events
As described in Section 2, on August 13, 2018, the Company and the LLC entered into an Asset Purchase Agreement with Precept Brands LLC, a Washington limited liability company (“Precept”) pursuant to which the Company agreed to sell certain assets comprising its wholesale wine business to Precept and completed the sale of such assets for a purchase price of  $18,325,012 in cash, assumed liabilities and royalty payments, subject to certain closing adjustments. In connection with the sale, the Company and Precept entered into a Royalty Payment Agreement and a Transition Services Agreement. Under the terms of the Royalty Payment Agreement, Precept will pay the Company a percentage of Precept’s gross profit from the sale of certain Company brands purchased by Precept in the transaction. Under the terms of the Transition Services Agreement, the Company will provide Precept with certain services relating to the wholesale wine business for a period of time following closing, at the rates set forth therein.
The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.
Except as otherwise described herein or as set forth in our definitive proxy statement filed with the SEC on May 1, 2018, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12. Effects of the Offer on the Market for Shares; Registration under the Exchange Act.
Our purchase of Shares, including Shares issuable upon exchange of the LLC Units, in the Offer will reduce the number of our Shares that might otherwise trade publicly and may reduce the number of our stockholders. As of January 7, 2019, approximately 4,450,045 Shares were held by non-affiliated stockholders and there are 2,726,486 LLC Units not held by the Company that are exchangeable into 2,726,486 Shares. Because certain of our executive officers, directors and their affiliates have indicated their intent to tender Shares in the Offer and because of the potential for proration if the Offer is oversubscribed, we are unable to estimate the number of Shares that may be held by non-affiliated stockholders following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding will depend on the number of Shares tendered and purchased in the Offer. See Section 2.
Trading in our Shares is limited. Our purchase of Shares in the Offer may further reduce the volume of trading in the Shares and may make it more even more difficult to buy or sell significant amounts of Shares without affecting the market price for our Shares, which could adversely affect continuing stockholders.
We believe that the Company currently has fewer than 300 holders of record of the Shares, making it eligible to deregister the Shares with the SEC following a delisting of the Shares from the NASDAQ; however, we have a larger number of beneficial stockholders, which could result in eliminating our ability to do so or reinstituting our reporting obligations should all or a portion of those beneficial holders become holders of record. The Company expects that the Offer will reduce the number of the Company’s beneficial stockholders in an amount that the Company could pursue these alternatives, which may include delisting from the NASDAQ, deregistering our shares under the Exchange Act, ceasing our public reporting and filings and taking steps to discontinue any further public trading of our stock. Due to our current number of holders of record and beneficial owners, we cannot predict whether our purchase of Shares pursuant to the Offer will, or is reasonably likely to, directly or indirectly, cause or result in the Shares being delisted from the NASDAQ or becoming eligible for termination of registration under the Exchange Act, and the Offer is not conditioned upon our having made such a determination. However, because the Offer could, either directly or indirectly, have the effect of causing the Company to be eligible for deregistration under the Exchange Act or to be delisted from the NASDAQ, we discuss herein both the consequences of any subsequent decision to delist from the NASDAQ and deregister the Shares as well as the fairness of the Offer.
Although in the event of deregistration, we may continue to provide annual audited financial statements and proxy statements or information statements to our stockholders, there would be no requirement that we do so. Even if provided, these documents likely would not be as detailed or extensive as the information we currently file with the SEC and deliver to stockholders, and our financial statements may not be accompanied by management’s discussion and analysis in the same detail, if at all. In the event of deregistration, it will be more difficult for our stockholders to obtain information about us. However, we would continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws. See Section 2.
13. Certain Legal Matters; Regulatory Approvals.
We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.
We do not believe any antitrust laws are applicable to the Offer. The Shares are not currently subject to margin requirements under Section 7 of the Exchange Act. We are not aware of any material pending legal proceedings relating to the Offer.
14. Certain United States Federal Income Tax Consequences.
The following discussion describes certain United States federal income tax consequences of participating in the Offer for U.S. Holders and non-U.S. Holders (each as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, IRS rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to differing interpretations or change which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This discussion is for general information only and does not address all of the aspects of United States federal income taxation that may be relevant to a particular stockholder or to stockholders subject to special rules (including, without limitation, financial institutions, brokers, dealers or traders in securities or commodities, traders who elect to apply a mark-to-market method of accounting, insurance companies, regulated investment companies, real estate investment trusts, “S” corporations, partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, tax-exempt organizations, tax-qualified retirement plans, qualified foreign pension funds, persons who hold Shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction or other risk reduction strategy, directors, employees, former employees or other persons who acquired their Shares as compensation, including upon the exercise of employee stock options, and U.S. Holders that have a functional currency other than the United States dollar). In particular, this summary does not address any tax consequences arising from the Medicare tax on net investment income, the sale of Shares acquired pursuant to employee benefit plans or the alternative minimum tax. This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws. This summary assumes that stockholders hold the Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein.
As used herein, the term “U.S. Holder” means a beneficial owner of Shares that for United States federal income tax purposes is:
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an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

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a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996 and it has elected to continue to be treated as a United States person.

As used herein, the term “non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (including any entity treated as a partnership for United States federal income tax purposes).

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares, and each partner in such partnership, is urged to consult its tax advisor regarding the tax consequences of participating in the Offer.
Each stockholder is urged to consult its tax advisor as to the particular United States federal income tax consequences to such stockholder of participating or not participating in the Offer and the applicability and effect of any state, local and foreign tax laws and other tax consequences with respect to the Offer.
Non-Participation in the Offer.   The Offer will generally have no United States federal income tax consequences to stockholders that do not tender any Shares in the Offer.
Consequences of the Offer to U.S. Holders.
Characterization of the Purchase — Distribution vs. Sale Treatment.   The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us as described in more detail below.
Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding Shares owned by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the percentage of the Shares owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer). If an exchange of Shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. An exchange of Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.” U.S. Holders are urged to consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.
We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of Shares (pursuant to the Offer or otherwise, including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed herein. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder’s Shares must be purchased by us if any such Shares so tendered are purchased.

Sale or Exchange Treatment.   If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Long-term capital gain is subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered.
Distribution Treatment.   If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s Shares. The distribution will be treated as a dividend to the extent of the Company’s current and accumulated earnings and profits allocable to such Shares. Such a dividend would be includible in income without reduction for the U.S. Holder’s tax basis in the Shares exchanged.
Dividends are taxable at a maximum rate of 20% for non-corporate U.S. Holders (including individuals) if certain holding period, at risk and other requirements are met. To the extent that amounts received pursuant to the Offer that are treated as distributions exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s Shares, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.
To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain holding period, at risk and other requirements and limitations) and (ii) it generally may be subject to the “extraordinary dividend” provisions of the Code (which could cause a reduction in the tax basis of such U.S. Holder’s Shares and cause such U.S. Holder to recognize capital gain). Corporate U.S. Holders are urged to consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.
Consequences of the Offer to Non-U.S. Holders.
Sale or Exchange Treatment.   Gain realized by a non-U.S. Holder on a sale of Shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the sale is treated as a “sale or exchange” under the Section 302 tests described above under “Consequences of the Offer to U.S. Holders — Characterization of the Purchase — Distribution vs. Sale Treatment” unless:
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the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a United States permanent establishment to which such gain is attributable);

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the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

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our Shares constitute “United States real property interests” by reason of our status as a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. Holder’s holding period for our Shares.

A non-U.S. Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the disposition generally in the same manner as if such non-U.S. Holder were a U.S. Holder, and, if such non-U.S. Holder is a corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits.

A non-U.S. Holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the non-U.S. Holder is not considered a resident of the United States.
With respect to the third bullet point above, we believe that we are not currently a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. In the event we are a USRPHC, as long as our Shares are regularly traded on an established securities market, the Shares will be treated as United States real property interests only with respect to a non-U.S. Holder that actually or constructively held more than 5% of our Shares at any time during the shorter of  (i) the five-year period ending on the date of the disposition or (ii) the non-U.S. Holder’s holding period for such Shares. If gain on the disposition of Shares were subject to taxation under the third bullet point above, the non-U.S. Holder would be subject to regular United States federal income tax with respect to such gain in generally the same manner as a United States person.
Distribution Treatment.   If a non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a “sale or exchange” of Shares for cash, the entire amount of cash received by such non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us with respect to the non-U.S. Holder’s Shares. The treatment for United States federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale or exchange of Shares will be determined in the manner described above under “Consequences of the Offer to U.S. Holders — Distribution Treatment.” Except as described in the following paragraphs, to the extent that amounts received by the non-U.S. Holder are treated as dividends, such dividends will be subject to United States federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). To obtain a reduced rate of withholding under an income tax treaty, a non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that the non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.
Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States are not subject to United States federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to United States federal income tax in the manner applicable to U.S. Holders, as described above. To claim exemption from United States federal withholding tax with respect to dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States, the non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI certifying, under penalties of perjury, that the non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States and includible in that holder’s gross income. In addition, a non-U.S. Holder that is a corporation may be subject to a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty), on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.
Withholding For Non-U.S. Holders.   Because, as described above, it is unclear whether the cash received by a non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8 as discussed above. To the extent non-U.S. Holders tender Shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such non-U.S. Holders are urged to consult such United States broker or other nominee and their tax advisors to determine the particular withholding procedures that will be applicable to them.

A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any United States federal tax withheld if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above under “Consequences of the Offer to U.S. Holders — Characterization of the Purchase — Distribution vs. Sale Treatment” or if the stockholder is entitled to a reduced rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.
Non-U.S. Holders are urged to consult their tax advisors regarding the United States federal income tax consequences of participation in the Offer, including the application of United States federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the refund procedure, as well as the applicability and effect of state, local, foreign and other tax laws and treaties.
Information Reporting and Backup Withholding.   Payments made to stockholders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain stockholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup United States federal income tax withholding, each non-corporate stockholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the stockholder’s taxpayer identification number (employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the stockholder to a $50 penalty imposed by the IRS.
Certain “exempt” recipients (including, among others, generally all corporations and certain non-U.S. Holders) are not subject to these backup withholding requirements. For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8BEN-E or other applicable Form W-8), signed under penalties of perjury, attesting to such non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). A disregarded domestic entity that has a regarded foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. See Instruction 10 to the Letter of Transmittal.
Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.
FATCA.   Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and related administrative guidance, a United States federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other foreign entities unless various United States information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been met, or an exemption applies (typically certified as to by the delivery of a properly completed IRS W-8BEN-E). Because, as discussed above, the Depositary or other applicable withholding agent may treat amounts paid to non-U.S. Holders in the Offer as dividends for United States federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders are urged to consult their tax advisors regarding the possible implications of these rules on their disposition of Shares pursuant to the Offer.
Stockholders are urged to consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO

DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TREATIES.
15. Extension of the Offer; Termination; Amendment.
We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder’s Shares.
We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.
Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price or by increasing or decreasing the number of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the offer and that a waiver of a material condition is a material change in the terms of the offer. The release states than an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price, and the number of Shares being sought, a minimum of 10 business days may be required to allow for adequate dissemination to stockholders and investor response. If:
•
we increase or decrease the price to be paid for Shares or increase or decrease the number of Shares sought in the Offer, and, in the event of an increase in the number of Shares purchased in the Offer, the number of Shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares, and

•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then in each case the Offer will be extended until the expiration of the period of at least ten business days from, and including, the date of such notice. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time. The requirements to extend the Offer do not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.
If we increase the number of Shares purchased in the Offer such that the additional amount of Shares accepted for payment in the Offer does not exceed 2% of the outstanding Shares, this will not be deemed a material change to the terms of the Offer and we will not be required to extend the Offer. See Section 1.
16. Fees and Expenses.
We have retained D.F. King & Co., Inc. to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.
We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Section 5 hereof and Instruction 6 in the Letter of Transmittal.
Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.
The estimated costs and fees to be paid by the Company in connection with the Offer are as follows:
Legal Fees and Expenses	$300,000
Information Agent Fees and Expenses	37,500
Printing and Mailing	4,000
Depositary Fees	37,500
Commission Filing Fee and EDGAR Fees	10,000
Other	265,000
Total	$654,000

17. Miscellaneous.
We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.
Pursuant to Exchange Act Rules 13e-4 and 13e-3, we have filed with the SEC the Schedule TO and Schedule 13E-3, each of which contains additional information relating to the Offer. The Schedule TO and Schedule 13E-3, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.
You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, the Depositary or the Information Agent.
The SPECIAL COMMITTEE OF THE Company’s Board, COMPRISED OF independent directors, believes that the Offer taken as a whole is procedurally and substantively fair to OUR STOCKHOLDERS, INCLUDING the unaffiliated STOCKholders of the Company. THIS DETERMINATION WAS BASED ON SEVERAL FACTORS, INCLUDING THE Fairness opinion of MHT. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE SPECIAL COMMITTEE, MHT, THE INFORMATION AGENT, OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE SPECIAL COMMITTEE, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER.
Truett-Hurst, Inc.
January 14, 2019

The Letter of Transmittal and certificates for Shares, and any other required documents should be sent or delivered by each stockholder or holder of LLC Units or such person’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, stockholders are directed to contact the Depositary. Stockholders submitting certificates representing Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates will not be accepted.
The Depositary for the Offer is:
American Stock Transfer & Trust Company, LLC

If delivering by hand, express mail, courier,
or other expedited service:

American Stock Transfer & Trust Co., LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219
By mail: American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219
By Facsimile Transmission (for Eligible Institutions Only): (718) 234-5001
Confirm Facsimile Transmission: (718) 921-8317; (877) 248-6417
Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth on the following page. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers, Call Collect: (212) 269-5550
All Others Call Toll Free: (888) 626-0988
Email: THST@dfking.com